EXHIBIT 10.8

LEASE AGREEMENT

THIS LEASE AGREEMENT (as more particularly defined below, this “Lease”) is entered into as of the Date, and by and between the Landlord and Tenant, identified in Section 1.1 below.

1. BASIC LEASE DEFINITIONS, EXHIBITS AND ADDITIONAL DEFINITIONS.

1.1	Basic Lease Definitions.

In this Lease, the following capitalized terms have the meanings indicated.

(a) “Date” means the date of full execution of this Lease, which is October 10, 2008.

(b) “Landlord” means W Group Holding III LLC, a California limited liability company and RASAP Franklin, LLC, a California limited liability company.

(c) “Tenant” means Adept Technology, Inc., a Delaware corporation.

(d) “Building” means the building in which the Premises are located, which Building is located at 5627 Gibraltar Drive, Pleasanton, California 94588.

(e) “Parking Facilities” means the parking facilities (including surface parking) and structures, if any, located on the Land.

(f) “Initial Premises” means those premises consisting of a portion of the east side of the first (1st) floor of the Building, identified on Exhibit A-1, and consisting of approximately 23,027 Rentable Square Feet.

(g) “Use” means general office use, research and development, light assembly, manufacturing and storage of products and uses incidental thereto.

(h) “Term” means the duration of this Lease, which will be seven (7) years, beginning on the Rent Commencement Date and ending on the Expiration Date, unless terminated earlier or extended further as provided in this Lease; provided that if the Rent Commencement Date is not the first day of a month, the Term and the first Lease Year will be greater than twelve (12) months by the number of days from the Rent Commencement Date to the last day of the month in which the Rent Commencement Date occurs.

(i) “Expiration Date” means the date which is seven (7) years after the Rent Commencement Date, as may be extended pursuant hereto; provided that if the Rent Commencement Date is not the first day of a month, the Expiration Date will be seven (7) years plus the number of days between the date the Rent Commencement Date occurs to the last day of the month in which the Rent Commencement Date occurs.

(j) “Rent Commencement Date” means the date that is the earliest of (a) the date on which Tenant occupies any portion of the Initial Premises and begins conducting business therein (it being understood that if Tenant accesses the Initial Premises pursuant to Section 3.5 below for the sole purpose of readying the Initial Premises, it shall not be deemed to have commenced business operations in the Initial Premises), (b) the date on which the Tenant Improvements in the Initial Premises are Substantially Completed (as defined in Exhibit B-1 attached hereto), or (c) the date on which the Tenant Improvements in the Initial Premises would have been Substantially Completed but for the occurrence of any Tenant Delay Days (as defined in Exhibit B-1 attached hereto). The estimated Rent Commencement Date is November 21, 2008.

(k) “Base Rent” means the base annual rental equal to the product of (i) the Annual Base Rental Rate per Rentable Square Foot set forth below multiplied by (ii) the Rentable Square Feet in the Premises as existing from time, payable in accordance with Section 4.1:

Lease Year(s)	Annual Base Rental Rate per Rentable Square Foot, net of electrical and janitorial which are paid 100% by Tenant	Monthly Base Rental
1-12	$18.00	$34,540.50
13-24	$18.54	$35,576.72
25-36	$19.10	$36,644.02
37-48	$19.67	$37,743.34
49-60	$20.26	$38,875.64
61-72	$20.87	$40,041.91
73-84	$21.49	$41,243.16

Upon request of Landlord following the Rent Commencement Date, Tenant shall execute an Occupancy Estoppel Certificate in the form of Exhibit C.

(l) “Tenant’s Share” shall be a percentage equal to 100 multiplied by a fraction the numerator of which is equal to the aggregate Rentable Square Feet of the Premises and the denominator of which is the aggregate Rentable Square Feet of the Building. Tenant’s Share with respect to the Building shall initially be 65.84%. The foregoing calculation is based on an aggregate number of Rentable Square Feet of the Building of 34,975. The parties acknowledge that the Building is a part of a multi-building project (which consists of the Building and the Other Buildings) and that Expenses and Taxes for the Building may include certain Expenses and Taxes for the Diablo Center Project (which shall be equitably allocated to the Building and the Other Buildings). Expenses with respect to the Building and the Other shall not be double-counted. Tenant acknowledges that Landlord currently owns only the Building and not the Other Buildings.

(m) “Base Year” means Landlord’s Fiscal Year ending December 31, 2008.

(n) “Landlord’s Address” means:

Black Mountain Development

Sheila Bradburn

3925 Old Santa Rita Road, #200

Pleasanton, CA 94588

(925) 520-0001, ext. 102

(925) 520-0002 (F)

sheilab@blackmountaindev.com

(p) “Tenant’s Notice Address” means:

Prior to the Rent Commencement Date:

3011 Triad Drive, Livermore, CA 94551, Attention: Sue Carlson-Lim

After the Rent Commencement Date:

At the Premises.

(s) “Tenant’s Invoice Address” means:

At the Premises.

(t) “Brokers” means Colliers International, representing both Landlord and Tenant, acting in a dual capacity, whom will be paid by Landlord in accordance with separate written agreements.

(u) “Liability Insurance Amount” means $5,000,000.00.

(v) “Tenant’s Electrical Share”, with respect to utilities for the Premises, shall be a percentage equal to 100 multiplied by a fraction the numerator of which is equal to the aggregate Rentable Square Feet of the Premises and the denominator of which is the aggregate Rentable Square Feet of the Building that are occupied by tenants.

1.2	Additional Definitions.

The following capitalized terms when used in this Lease have the meanings set forth below or in the referenced section of the Lease:

“Additional Rent” means the Rent payable according to Section 4.2.

“Affiliate” of an entity shall mean and refer to any entity controlling, controlled by, or under common control with another such entity, where control means the ownership, directly or indirectly, of more than fifty percent (50%) of the voting securities of any entity, or possession of the right to vote, in the ordinary direction of its affairs, more than fifty percent of the voting interest in, any entity.

“Building Business Hours” means the hours from 7:00 a.m. to 6:00 p.m. on Monday through Friday, excluding Holidays.

“Building Standard” means the type, brand and/or quality of materials Landlord designates from time to time to be the minimum quality to be used in the Building or the exclusive type, grade or quality of material to be used in the Building and shall refer to the then-current standard described in Landlord’s most recently published schedule of Building Standard or, if no such schedule has been published, to the standard which commonly prevails in and for the entire Building.

“Common Areas” means the interior and exterior common and public areas located on the Land and in the Building for the non-exclusive use in common by Tenant, Landlord and other tenants, and their employees, guests, customers, agents and invitees, including the lobby of the Building, outdoor landscape areas, the Parking Facilities and the hallways.

“Diablo Center Project” means the Project and the Other Buildings (and commonly referred to as “Diablo Center”).

“Exclusive Systems” means mechanical, plumbing, electrical, and other systems installed by Tenant that exclusively serve the Premises (such as, by means of illustration only, supplemental heating, ventilating and air conditioning (“HVAC”) systems, plumbing for non-Building Standard restrooms exclusively used by Tenant (but excluding those restrooms provided as part of the Building Standard finished by Landlord), and wall plugs and switches within the Premises). For clarification, the base building systems (mechanical, plumbing, electrical, HVAC, or other systems), including the portion thereof located within the Premises, shall not be considered Exclusive Systems.

“Expenses” means, subject to Exhibit F and the other limitations set forth herein, the reasonable costs and expenses attributable to the Project that Landlord reasonably and actually incurs because of or in connection with the ownership, operation, management, repair, replacement, and maintenance of the Project and Landlord’s personal property used in connection therewith, determined in accordance with generally accepted accounting principles consistently applied (“GAAP”), provided, however, that Landlord may change its accounting methods so long as any adjustments made to affect such change do not result in Tenant paying more than the amount Tenant would pay hereunder if Landlord used GAAP, and without duplication, including, without limitation, the following types of expenses as limited below:

(i) Wages, salaries, related taxes, unemployment and workers compensation insurance, fees, benefits, and reimbursable expenses of all personnel of Landlord to the extent directly engaged in operating, managing and repairing the Project, up to the level of area manager, to the extent not included in the management fee.

(ii) Cost of all supplies and materials and equipment rental directly related to owning, operating and maintaining the Project.

(iii) Cost of all utilities for the Project other than electricity, including, without limitation, water, sewer, gas, heating, lighting, air conditioning, and ventilating (including chilled water).

(iv) Cost of all maintenance, common area janitorial, and other similar service agreements for the Project.

(v) Premiums for insurance relating to the Project that Landlord actually carries, including the cost of casualty and liability insurance applicable to the Project and Landlord’s personal property used in connection therewith.

(vi) A market based management fee, not to exceed five percent (5%) of total Rent from the Project.

(vii) All governmental charges and fees of whatsoever nature, whether now existing or subsequently created, assessed against Landlord and attributable to the Project or its occupancy or operation, but excluding franchise, income or similar taxes of Landlord (but not excluding such taxes to the extent imposed in the future wholly or partially in lieu of present real estate, ad valorem, or similar taxes).

(viii) That portion of the following items that is allocable to the Land and Building: all property taxes and assessments, special or otherwise, levied upon or with respect to the Land or Building, the personal property either used exclusively in connection with the operation and management of the Land or Building or the cost of which is allocated to such operation and management of the Land or Building, and the rents and additional charges payable by tenants of the Building, and imposed by any taxing authority having jurisdiction; all taxes, levies and charges which may be assessed, levied or imposed in replacement of, or in addition to, all or any part of property taxes or assessments as revenue sources, and which in whole or in part are measured or calculated by or based upon the Land or Building, the fee estate of Landlord or the tenants of the Building, or the rents and other charges payable by such tenants; capital and place-of business taxes, and other similar taxes assessed relating to the Building; and any reasonable expenses incurred by Landlord in attempting to reduce or avoid an increase in taxes, including, without limitation, reasonable legal fees and costs and any increase in any of the foregoing based upon construction of improvements on the Building or Land or changes in ownership (as defined in the California Revenue and Taxation Code) of the Building or Land (collectively, “Taxes”).

(ix) Costs of repairs and maintenance to the Project, excluding such costs to the extent Landlord is specifically reimbursed by the proceeds of insurance, by Tenant or other tenants of the Building, or that are actually paid by other third parties.

(x) Capital expenditures made (1) to reduce Expenses but only to the extent of the actual savings realized, (2) to comply with any governmental requirements adopted on or after the Date, or (3) to replace part of the Project that requires replacement because the useful life of that part has ended and such replacement is necessary for the proper operation of the Project, provided that all permitted capital expenditures under this (ix)(2) and (ix)(3) (together with a financing charge of four and one half (4.5%) percent over the average Prime Rate in effect during the Fiscal Year in which such capital expenditure was made) will be amortized for purposes of the Lease over the useful life of the related capital item as reasonably determined by Landlord using customary commercial property management practices, on a straight line basis.

(xi) Any common area maintenance charges, taxes, assessments, fees and other costs payable by Landlord for Diablo Center Project (to the extent allocated to the Building) and/or under the HBPOA covenants, conditions and restrictions or association documents existing as of the Date governing the Land or Building and future changes in any such documents to the extent that any additional Expenses are reasonably allocable to the Building or Land.

Notwithstanding anything to the contrary, in no event will Expenses include any expenditure excluded from Expenses under Exhibit F or under any other provision of this Lease. In all instances, the calculation of Expenses for each Fiscal Year during the Term shall be consistent with the calculation of Expenses for the Base Year, including, but not limited to, the type of expenditures to be included in Expenses and the allocation of any Expenses to the Building.

“Fiscal Year” means Landlord’s fiscal year, which begins on January 1st and ends on December 31st of each calendar year and may be changed at Landlord’s discretion at any time after December 31, 2008; provided, however, that if Landlord elects to change its Fiscal Year, (a) the new Fiscal Year shall be 12 calendar months, (b) such election shall not cause Expenses for the Base Year to be modified, and (c) Additional Rent shall continue to be calculated on the basis that the Base Year is the calendar year beginning January 1, 2008 and ending December 31, 2008.

“Force Majeure” means any acts of God, governmental restriction, strikes, labor disturbances, shortages of materials or supplies, or any other cause or event beyond the parties’ reasonable control (but not because of insolvency, lack of funds or other financial cause), by which either party is hindered or prevented from performance of any act under this Lease, then performance of such act shall be excused for the period during which such performance is rendered impossible; and time for performance shall be extended accordingly. However, Force Majeure shall not release either party from any obligation under this Lease. No such delay shall constitute an actual or constructive eviction in whole or in part, or entitle Tenant to any abatement or diminution of rents or other charges due except as otherwise provided herein, or impose any liability upon Landlord or its agents because of inconvenience to Tenant or injury to or interruption of Tenant’s business.

“HBPOA” means Hacienda Business Park Owners Association.

“Holidays” means New Years Day, Memorial Day, Independence Day (Fourth of July), Labor Day, Thanksgiving Day, and Christmas Day.

“Initial Term” means the initial approximately seven (7) year term of the Lease, which may be extended by Tenant pursuant to Section 27 and/or terminated by Tenant pursuant to Section 30.

“Land” means the real property described in Schedule 1 attached hereto, less any portions that are actually conveyed separately from the Building by Landlord from time to time.

“Laws” means any and all present or future federal, state or local laws, statutes, ordinances, rules, regulations or orders of any and all governmental or quasi-governmental authorities having jurisdiction.

“Lease” means this Lease Agreement and all Exhibits hereto.

“Lease Year” means each successive period of 12 calendar months during the Term from and after the Rent Commencement Date; provided that if the Rent Commencement Date is not the first day of a month, the first Lease Year will be greater than 12 months by the number of days from the Rent Commencement Date to the last day of the month in which the Rent Commencement Date occurs.

“Other Buildings” means the two (2) other buildings which currently exist in the Diablo Center Project. The Other Buildings are not owned by Landlord at this time.

“Person” means any individual, corporation, partnership, limited liability company or other business entity.

“Premises” means the area of the Building leased to Tenant pursuant to this Lease. This Lease provides Tenant certain options and rights to lease additional space in the Building and upon Tenant leasing any such space, the area of such space shall be deemed to be a part of the Premises.

“Prime Rate” means the rate of interest announced from time to time by Citibank, N.A., or any successor to it, as its prime rate. If Citibank, N.A. or any successor to it ceases to announce a prime rate, Landlord will designate a reasonably comparable financial institution for purposes of determining the Prime Rate. If more than one Prime Rate is announced by Citibank, NA. or its successor, then Landlord shall designate the applicable Prime Rate.

“Project” means the Land, the Building and all other improvements located on the Land, including the Parking Facilities.

“Rent” means the Base Rent, Additional Rent and all other amounts required to be paid by Tenant under this Lease.

“Rentable Square Feet” means “rentable area” as determined pursuant to 1996 BOMA (ANSI Z65.1-1996) calculation methodology.

“Tenant Improvements” means the Tenant Improvements (as defined in Exhibit B attached hereto).

1.3	Terminology/Exhibits.

All references in this Lease to “Section” or “Exhibit” shall refer to the section of this Lease or the exhibit to this Lease in which such reference appears, unless otherwise expressly stated. All references to herein, hereof, hereto, hereunder or similar terms shall be deemed to refer to the entire Lease. As used in this Lease, the term “including” shall mean “including but not limited to”. Unless otherwise expressly set forth in this Lease, whenever the terms “consent”, “approval” or similar term is used in this Lease with respect to a party, it shall include the implied covenant of such party not to unreasonably withhold, condition or delay its consent. The Exhibits listed at the end of the table of contents are attached to and incorporated in this Lease. In the event of any inconsistency between such Exhibits and the terms and provisions of this Lease, the terms and provisions of the main portion of this Lease (i.e., the portions of the Lease other than the Exhibits) will control.

2. GRANT OF LEASE.

2.1	Demise.

Subject to the terms, covenants, conditions and provisions of this Lease, Landlord leases to Tenant and Tenant leases from Landlord the Premises, together with the non-exclusive right to use the Common Areas and the Parking Facilities, for the Term. In addition, Tenant shall have the non-exclusive right to the use plenums, risers, electric closets, ducts, shafts, flues, conduits and pipes within the Building for the installation and maintenance of conduits, cables and other devices, supplemental HVAC and other facilities, and for other purposes in connection with the Tenant’s use and occupancy of the Premises (but only to the extent such facilities were intended for the use proposed by Tenant or can accommodate such proposed use without interfering with the use of such facilities by any other tenant or prospective tenant for the use for which such facilities were intended), at no additional cost, subject to Landlord’s reasonable right of approval, but such approval is subject to the restriction that Tenant shall not have utilization of such facilities to the extent greater than Tenant’s Share unless otherwise consented to in writing by Landlord.

2.2	Quiet Enjoyment.

Landlord covenants that during the Term, Tenant will have quiet and peaceable possession of the Premises, subject to the terms, covenants, conditions and provisions of this Lease, and Landlord will not unreasonably disturb such possession except as expressly permitted in this Lease. Landlord shall take all reasonable steps to minimize disruption to Tenant’s business and use of the Premises arising out of activities of Landlord, its contractors, other tenants, and their contractors, including enforcing all Rules and Regulations against other tenants in the Building and their contractors.

2.3	Landlord And Tenant Covenants.

Subject to the terms hereof, Landlord covenants to observe and perform all of the terms, covenants and conditions applicable to Landlord in this Lease and Tenant covenants to pay the Rent when due, and to observe and perform all of the terms, covenants and conditions applicable to Tenant in this Lease.

3. TERM.

3.1	Commencement.

This Lease is a binding lease effective on the Date; however, Tenant’s obligation to pay Rent hereunder shall not commence until the Rent Commencement Date.

3.2	Delivery of Premises.

Landlord shall deliver the Initial Premises to Tenant with the Tenant Improvements Substantially Completed; provided, however, that such delivery shall not relieve Landlord of its obligation to fully complete the Punch List Items (as hereinafter defined).

Notwithstanding anything to the contrary contained in this Lease, if Landlord has not delivered the Initial Premises to Tenant with the Tenant Improvements Substantially Completed on or before the date which is one hundred twenty (120) days after the mutual execution and delivery of this Lease (but subject to a day-for-day extension for Tenant Delay Days or events of Force Majeure) (the “Build-Out Period”), then upon the Rent Commencement Date, Tenant shall receive an abatement of Base Rent equal to the number of days of delay between the expiration of the Build-Out Period until the date Landlord delivers the Initial Premises to Tenant with the Tenant Improvements Substantially Completed.

Notwithstanding anything to the contrary contained in this Lease, if Landlord has not delivered the Initial Premises to Tenant with the Tenant Improvements Substantially Completed on or before the date which is one hundred eighty (180) days after the mutual execution and delivery of this Lease (but subject to a day-for-day extension for Tenant Delay Days or events of Force Majeure) (the “Outside Date”), then Tenant, as its sole and exclusive remedy, may terminate this Lease by written notice to Landlord to be given not later than ten (10) business days after expiration of the Outside Date, whereupon any monies previously paid by Tenant to Landlord shall be reimbursed to Tenant.

3.3	Surrender.

Upon the expiration or other termination of the Term, Tenant will immediately vacate and surrender possession of the Premises in good order, repair and condition, except for ordinary wear and tear and damage due to fire or other casualty. Upon the expiration or other termination of the Term, Tenant agrees to remove all of Tenant’s office furniture, office equipment and other similar personal property. At Landlord’s option, to be exercised by written notice to Tenant delivered no less than thirty (30) days after Tenant’s written request for such election, which request of Tenant may be delivered no earlier than twelve (12) months prior to the expiration of the Term or concurrently with any other termination of the Lease, Tenant shall remove (a) any Alterations, the removal of which was requested by Landlord in written notice to Tenant at the time of the installation of such Alterations (regardless of whether Landlord’s approval of such Alterations was required hereunder); provided, however that Tenant shall not be required to remove: (i) the initial Tenant Improvements in the Initial Premises, and (ii) any tenant improvements existing in any ROFO Space (as hereinafter defined) at the time Tenant leases the same pursuant to a right granted under this Lease, and (b) any Alterations as to which Tenant failed to request, at the time of the installation thereof, that Landlord notify Tenant in writing whether Landlord would require Tenant to remove such Alterations upon expiration or other termination of this Lease.

Notwithstanding the foregoing, in no event shall Tenant be required to remove (1) any Alterations as to which (A) Tenant requested, at the time of the installation thereof, that Landlord notify Tenant in writing whether Landlord would require Tenant to remove such Alterations and (B) Landlord either failed to respond to such request, did not specifically identify the Alterations in question as Alterations that Tenant would be required to remove, or indicated as such time that the Alterations in question need not be removed, (2) the initial Tenant Improvements in the Initial Premises, or (3) any tenant improvements existing in any ROFO Space at the time Tenant leases the same pursuant to a right granted under this Lease.

Without limiting Tenant’s obligations with respect to the condition of the Premises upon expiration or termination, Tenant will pay Landlord within thirty (30) days of written demand the cost of repairing any damage to the Premises or Building caused by the installation or removal of any such items. Any of Tenant’s personal property remaining in the Premises shall become the property of Landlord unless Landlord requires Tenant to remove the same.

3.4	Holding Over.

Tenant understands that it does not have the right to hold over at any time and Landlord may exercise any and all remedies at law or in equity to recover possession of the Premises in the event Tenant holds over without Landlord’s consent. If Tenant holds over in all or any portion of the Premises after the Expiration Date, unless otherwise agreed to by Landlord and Tenant, the monthly Base Rent for the Premises shall increase to one hundred twenty five percent (125%) of the Annual Base Rental Rate which was applicable immediately prior to the Expiration Date, and Tenant will be bound by all of the other terms, covenants and agreements of this Lease. Tenant shall not be liable to Landlord for any consequential damages incurred by Landlord as a result of such hold over, including any lost profits resulting therefrom.

3.5	Early Access.

Landlord shall provide Tenant with limited access to the Premises for the lesser of: (i) approximately fourteen (14) calendar day period prior to the date when Landlord estimates that the Tenant Improvements will be Substantially Completed or (ii) the period of time between the Date of this Lease and the date the Tenant Improvements are Substantially Completed, for the sole purpose of permitting Tenant to ready the Premises for Tenant’s occupancy, at such times as are reasonably specified by Landlord so that Tenant’s access does not materially interfere with the performance of the Tenant Improvements in the Premises. Tenant’s access to the Premises during the period of time prior to the Rent Commencement Date shall be subject to all the provisions of this Lease (including the Rules and Regulations and such other rules and regulations as Landlord may reasonably impose), other than the payment of Rent and the expiration date of the Lease shall not be advanced by such access by Tenant of the Premises prior to the Rent Commencement Date. Tenant shall not interfere with Landlord’s performance of the Tenant Improvements in the Premises.

3.6	Delay with Respect to Rent Commencement Date.

Notwithstanding the definition of Rent Commencement Date and Section 3.5 above, if the Tenant Improvements in the Initial Premises are not Substantially Completed by November 21, 2008 (other than as a result of Tenant Delay Days), then Tenant shall be provided with access to the Initial Premises pursuant to Section 3.5 on the later to occur of: (i) January 1, 2009 or (ii) the date that is approximately fourteen (14) calendar days prior to the date when Landlord estimates that the Tenant Improvements will be Substantially Completed and the Rent Commencement Date shall not occur until the later of: (i) January 15, 2009 or (ii) the date that the Tenant Improvements in the Initial Premises are Substantially Completed. If the Tenant Improvements in the Initial Premises are not Substantially Completed by November 21, 2008 because of Tenant Delay Days, then this Section 3.6 shall not apply.

4. RENT.

4.1	Base Rent.

Commencing on the Rent Commencement Date and then throughout the Term, Tenant agrees to pay Landlord Base Rent according to the following provisions. Base Rent during each Lease Year (or portion of a Lease Year) described in Section 1.1(k) will be payable in equal monthly installments, in advance, on or before the first day of each and every month. However, if the Rent Commencement Date is not the first day of a month or if the Term ends on other than the last day of a month, Base Rent for such month will be prorated based on the number of days in such month. The first monthly installment of Base Rent shall be payable concurrently with the execution of this Lease by Tenant.

4.2	Additional Rent.

Commencing on the thirteenth (13th) month of the Lease Term, Tenant agrees to pay Landlord, as Additional Rent, in the manner provided below for each Fiscal Year subsequent to the Base Year that contains any part of the Term, Tenant’s Share of the amount by which Expenses for such Fiscal Year exceed Expenses for the Base Year (“Additional Expenses”).

(a) Estimated Payments. Landlord will use commercially reasonable efforts to deliver to Tenant, prior to or as soon as practicable after the beginning of each Fiscal Year subsequent to the Base Year but in no event later than four months after the beginning of each Fiscal Year, a line by line item statement reasonably detailing all actual Expenses incurred during the immediately preceding Fiscal Year, Tenant’s Share of the Additional Expenses (if any) for the preceding Fiscal Year, Landlord’s good faith estimate of the Expenses to be incurred during the ensuing Fiscal Year and Tenant’s Share of the estimated Additional Expenses (if any) for the ensuing Fiscal Year. On or before the first day of each calendar month following receipt of such notice, and during the ensuing Fiscal Year, Tenant shall pay to Landlord, in advance, an amount equal to (i) the difference between (A) Tenant’s Share of Landlord’s estimate of Additional Expenses for such Fiscal Year and (B) all Additional Rent paid to date by Tenant attributable to such Fiscal Year, divided by (ii) the number of full calendar months remaining in such Fiscal Year. Until such notice is given with respect to the ensuing Fiscal Year, Tenant will continue to pay on the basis of the prior Fiscal Year’s estimate until the month after the month in which such notice is given. If at any time or times, in Landlord’s good faith, reasonable judgment, Tenant’s Share of Additional Expenses for the then-current Fiscal Year will vary from Landlord’s estimate by more than five percent (5%), Landlord may, by written notice to Tenant, revise its estimate for such Fiscal Year and subsequent payments by Tenant for such Fiscal Year will be based upon the revised estimate.

(b) Annual Settlement. Landlord will deliver to Tenant its reasonably itemized statement of Tenant’s Share of Additional Expenses actually incurred for the preceding Fiscal Year within a commercially reasonable period of time after the end of the Fiscal Year (but not to exceed one hundred twenty (120) days). If on the basis of such statement Tenant owes an amount that is less than the estimated payments previously made by Tenant for such Fiscal Year, Landlord will either refund such excess amount to Tenant within thirty (30) days after delivery of such statement or shall credit

Tenant such excess amount against the next payment(s), if any, due from Tenant to Landlord provided that in no instance will there be any credit or refund below the Base Year amount for Expenses. If on the basis of such statement Tenant owes an amount that is more than the estimated payments previously made by Tenant for such Fiscal Year, Tenant will pay the deficiency to Landlord within thirty (30) days after the delivery of such statement. If this Lease terminates on a day other than the last day of a Fiscal Year, Tenant’s Share of Additional Expenses applicable to the Fiscal Year in which termination of this Lease occurs will be prorated on the basis of the number of days within such Fiscal Year prior to the termination date.

(c) Final Payment. Tenant’s obligation to pay the Additional Rent and Landlord’s obligation to refund or credit any overpayment of Additional Rent provided for in this Section 4.2 which is accrued but not paid for periods prior to the expiration or early termination of the Term will survive such expiration or early termination. Prior to or as soon as practicable after the expiration or early termination of the Term, Landlord may submit an invoice to Tenant stating Landlord’s estimate of the amount by which Tenant’s Share of Additional Expenses through the date of such expiration or early termination will exceed Tenant’s estimated payments of Additional Rent for the Fiscal Year in which such expiration or termination has occurred or will occur. Tenant will pay the amount of any such excess to Landlord within thirty (30) days after the date of Landlord’s invoice and Landlord will promptly refund any overpayment to Tenant, provided that in no instance will there be any refund below the Base Year amount for Expenses.

(d) Gross-Up of Expenses and Taxes. For each Fiscal Year during the Term in which the Building is less than ninety-five percent (95%) occupied, the amount by which those Expenses that vary with occupancy (e.g., cleaning costs and utilities) would have increased had the Building been ninety-five percent (95%) leased and occupied and operational and had all Building services been provided to all such tenants will be reasonably determined and the amount of such increase will be included in Expenses for such Fiscal Year (including the Base Year). Management fees shall not be grossed up. Landlord shall provide to Tenant the tax assessments and bills for the Project within ten (10) business days after Tenant’s request for the same.

(e) Challenge Regarding Taxes; Proposition 8 Protests. Landlord may, if Landlord elects, challenge with the appropriate governmental authority the amount of Taxes (or related valuation) related to the Land and Building, including Proposition 8 assessment reviews, challenges and protests. In addition, Landlord shall, upon written request by Tenant, use commercially reasonable diligence to challenge Taxes (or related valuation), including Proposition 8 assessment reviews, challenges and protests. As provided in item (viii) of the definition of Expenses in Section 1.2, reasonable expenses incurred by Landlord in attempting to reduce or avoid an increase in Taxes shall be included in Expenses. A reduction in Taxes obtained by Landlord, if any, shall not affect the Taxes included in Expenses for the Base Year.

4.3	Other Taxes.

Tenant will reimburse Landlord within thirty (30) days of Tenant’s receipt of a written demand from Landlord for any and all of the following taxes payable by Landlord (other than income, franchise or similar taxes and taxes included in Taxes) whether or not now customary or within the contemplation of Landlord and Tenant: (a) upon, measured by or reasonably attributable to the cost or value of Tenant’s equipment, furniture, fixtures and other personal property located in the Premises; (b) upon or with respect to the possession, leasing, operation, management, maintenance, alteration, repair, use or occupancy by Tenant of the Premises or any portion of the Premises; and (c) upon this transaction or any document to which Tenant is a party creating or transferring an interest or an estate in the Premises.

4.4	Terms of Payment.

All Base Rent, Additional Rent and other Rent will be paid to Landlord in lawful money of the United States of America, at Landlord’s Address or to such other person or at such other place as Landlord may from time to time designate in writing, without notice or demand and without right of deduction, abatement or setoff, except as otherwise expressly provided in this Lease.

4.5	Late Charge and Interest on Late Payments.

All amounts payable under this Lease by Tenant to Landlord, if not paid within five (5) days of the date when due if concerning regular payments of Base Rent and Additional Rent and otherwise five days after receipt of notice from Landlord that payment is past due, will (a) incur a late charge equal to the greater of five percent (5%) of the amount past due or Five Hundred and No/100 Dollars ($500.00), and (b) bear interest from the due date until paid at the lesser of the highest interest rate permitted by applicable law or two percent (2%) in excess of the then-current Prime Rate. Provided, however, that Tenant shall be entitled to receive one (1) past due notice from Landlord during any consecutive twelve (12) month period of the Term, or any extension thereof, before any late charge shall be incurred by Tenant hereunder.

4.6	Right to Accept Payments.

No receipt by Landlord of an amount less than Tenant’s full amount due will be deemed to be other than payment “on account”, nor will any endorsement or statement on any check or any accompanying letter effect or evidence an accord and satisfaction. Landlord may accept such check or payment without prejudice to Landlord’s right to recover the balance or pursue any right of Landlord. No payments by Tenant to Landlord after the expiration or other termination of the Term, or after the giving of any notice (other than a demand for payment of money) by Landlord to Tenant, will reinstate, continue or extend the Term or make ineffective any notice given to Tenant prior to such payment. After notice or commencement of a suit, or after final judgment granting Landlord possession of the Premises, Landlord may receive and collect any sums of Rent due under this Lease, and such receipt will not void any notice or in any manner affect any pending suit or any judgment obtained.

4.7	Tenant’s Right To Audit.

(a) Landlord shall maintain complete and accurate books and records detailing all Expenses (including Taxes) for not less than the three (3) Fiscal Years preceding the then current Fiscal Year. Landlord may keep the books and records at the Building or at Landlord’s regional office. Upon thirty (30) days written notice, Tenant and/or its representatives shall have the right, at Tenant’s expense, to examine, copy, and audit, during normal business hours at the place where Landlord maintains such records, Landlord’s books and records pertaining to the Expenses for the then immediately preceding Fiscal Year (including the Base Year, but with respect to the Base Year, Tenant shall only have one (1) right to audit the same) to enable Tenant to verify the accuracy thereof. Landlord shall reasonably cooperate with Tenant in any such examination. If it is determined that the Expenses reported by Landlord are in excess of one hundred five (105%) percent of the actual amount of Expenses with respect to any Fiscal Year, then if (a) Landlord fails to dispute such finding, or (b) Landlord agrees with such finding, or (c) following a dispute of Tenant’s audit by Landlord the calculation selected by the arbitrator, if submitted to arbitration (as provided below) or the reconciled audits, still evidence that Tenant was overcharged by more than five percent (5%) as set forth above, then Tenant’s reasonable actual out-of-pocket, third party costs of said audit shall be payable by Landlord on demand. If it is determined, as set forth in the preceding sentence that Tenant was not overcharged by more than five percent (5%), then Landlord’s reasonable actual out-of-pocket, third party costs of monitoring and responding to said audit shall be payable by Tenant on demand. Any overpayment by Tenant shall be credited to Tenant and any undercharge shall be paid by Tenant within thirty (30) days. Failure by Tenant to contest or dispute the allocation of Additional Rent (i) within ninety (90) days following Landlord’s delivery of the Expense reconciliation statement pursuant to Section 4.2 for a particular Fiscal Year, or (ii) with respect to the final Fiscal Year during the Term, within ninety (90) days following the delivery of the Expense reconciliation statement for the final Fiscal Year, (A) is deemed a waiver of Tenant’s audit or dispute right and any right to contest the Additional Rent charges (undercharges or overcharges) with respect to the Fiscal Year in question (but not with respect to any other Fiscal Year); and (B) is deemed acceptance of the Additional Rent charges as submitted to and reviewed by Tenant for such Fiscal Year. Subject to the preceding sentence, the foregoing provisions shall survive termination or expiration of the Lease. In the event Tenant exercises its audit rights as provided above and Landlord and Tenant cannot reconcile their respective calculations of Expenses within forty-five (45) days following the delivery by Tenant to Landlord of the results of Tenant’s audit, either Landlord or Tenant can cause the calculation of Expenses to be submitted to arbitration by delivering written notice to the other of such election. In such event, Landlord and Tenant shall, within thirty (30) days following the election by either party to submit the calculation to arbitration, mutually agree upon a third party arbitrator satisfactory to both parties to render a final determination of the Expenses. In the event Landlord and Tenant are unable to mutually agree upon an arbitrator within such period, the parties shall then apply to the American Arbitration Association or any successor thereto for the designation of an arbitrator to render a final determination of the Expenses. In either event the arbitrator shall (1) be a certified public accountant licensed in the State of California, (2) have at least ten (10) years experience in the field of commercial office operations, (3) not have represented either Landlord or Tenant during the preceding (5) years (other than with respect to other audits conducted by either party for the Project), and (4) be generally experienced and competent in determining and calculating the proper allocation of operating expenses among tenants in office buildings similar to the Building. The arbitrator shall, within thirty (30) days following his or her appointment, determine which of (x) the Landlord’s calculation of Expenses for the year in question, as submitted to the Tenant, or (y) the Tenant’s calculation of Expenses for the applicable year, as determined by its audit, is closer to the arbitrator’s determination of Expenses allocable to the Premises for the applicable year, and whichever of the Landlord’s calculation or the Tenant’s calculation is determined by the arbitrator to be closest to the arbitrator’s determination shall be binding upon Landlord and Tenant. The party who does not prevail in such arbitration shall be responsible for all arbitration fees and the reasonable out-of-pocket attorneys fees and costs of the prevailing party incurred in connection with such arbitration.

5. CONDITION OF PREMISES.

Landlord shall within a reasonable period of time after receipt of written notice from Tenant, repair, at Landlord’s sole cost and expense (which shall not be included in Expenses), any latent defects in the Building or the Premises discovered during the Term.

6. USE AND OCCUPANCY.

6.1	Use of the Premises.

(a) Tenant agrees to use and occupy the Premises only for the Use described in Section 1.1(g), or for such other purpose as Landlord expressly authorizes in writing.

(b) The use of the Premises permitted under Section 6.1(a) shall not include, and neither Landlord nor Tenant shall use, or permit the use of, the Premises or the Building or any part thereof for: (i) the offices or business of a governmental or quasi governmental bureau, department or agency, foreign or domestic, which is generally open to the public for transaction of business with the public at the Building; or (ii) conduct or maintenance of any gambling or gaming activities in the Building.

(c) Tenant acknowledges that it has received and read a copy of the Declaration of Covenants, Conditions and Restrictions for Hacienda Business Park (No. 2) recorded January 24, 1985 as Instrument No. 85-14396, Official Records of Alameda County, California, and as amended by that certain First Amendment to Declaration of Covenants, Conditions and Restrictions for Hacienda Business Park (No. 2) recorded June 29, 1987 as Instrument No. 87-182797, and as amended by that certain Second Amendment to Declaration of Covenants, Conditions and Restrictions for Hacienda Business Park (No. 2) recorded November 22, 1989 as Instrument No. 89-317183, and as

amended by that certain Third Amendment to Declaration of Covenants, Conditions and Restrictions for Hacienda Business Park (No. 2) recorded September 28, 1993 as Instrument No. 93-343173, and as amended by that certain Fourth Amendment to Declaration of Covenants, Conditions and Restrictions for Hacienda Business Park (No. 2) recorded November 29, 1993 as Instrument No. 93-417506, and as amended by that certain Fifth Amendment to Declaration of Covenants, Conditions and Restrictions for Hacienda Business Park (No. 2) recorded February 16, 1995 as Instrument No. 95-036988 and that certain Maintenance and Cost Sharing Agreement dated as of September 1, 2007.

6.2	Compliance.

(a) Tenant agrees to use the Premises in a safe, careful and proper manner, and to comply with all Laws applicable to Tenant’s use and occupancy of the Premises. If, (i) due to the nature or manner of any use or occupancy of the Premises by Tenant in violation of the terms of this Lease, or (ii) due to a condition created by Tenant, or a breach of Tenant’s obligations hereunder or the negligence of Tenant or its invitees, any improvements or alterations to the Premises or Building are required in excess of those required to be provided by Landlord in accordance with the terms of the Lease or changes in the services provided by Landlord according to Section 7 are required to comply with any Laws, or with requirements of Landlord’s insurers, then Tenant will pay all costs of the required improvements, alterations or changes in services.

(b) Landlord represents and warrants to Tenant and its Affiliates (as defined in Section 13.1), that Landlord has not at any time used, and, without independent inquiry, Landlord is not actually aware of the use of any Hazardous Substances (as defined below) in or about the Building or the Land in violation of applicable Laws, and, without independent inquiry, Landlord is not actually aware of any known asbestos, PCBs, underground storage tanks or other Hazardous Substances (defined below) on the Land or in the Building, and Landlord is not actually aware of any violations of applicable Laws relating to Hazardous Substances with respect to the Building or Land. Landlord and Tenant agree that, during the Term, each will comply, with all Laws governing, and all procedures reasonably established by Landlord for, the use, abatement, removal, storage, disposal or transport of any substances, chemicals or materials declared to be, or regulated as, hazardous or toxic under any applicable Laws (“Hazardous Substances”) and any required or permitted alteration, repair, maintenance, restoration, removal or other work in or about the Premises, Building or Land that involves or affects any Hazardous Substances. For the purposes of this Lease, the term Hazardous Substances excludes substances of a type and in a quantity normally used in connection with the occupancy or operation of office buildings (such as cleaning fluids and supplies normally used in the day to day operation of office establishments), which substances are being held, stored, and used in strict compliance with federal, state, and local Laws. Each party will indemnify, defend and hold the other and the other’s Affiliates (as defined in Section 13.1) from and against any and all claims, costs and liabilities (including reasonable attorneys’ fees) arising out of or in connection with any breach by such party of its representations, warranties and covenants under this Section 6.2(b). The parties’ obligations under this Section 6.2(b) will survive the expiration or early termination of the Term.

(c) As of the Date and throughout the Term, Landlord shall be responsible for placing and keeping all portions of the Project (other than the Premises, except as expressly provided below), including the Building, the Common Areas, Parking Facilities, and all Building systems, in compliance with the provisions of the 1990 Clean Air Act, the Americans with Disabilities Act (Public Law 10-336, July 26, 1990 (the “ADA”)), any state Laws regarding handicap access or architectural barriers, and all other Laws, to the extent interpreted and enforced from time to time, and shall be responsible for, undertake all construction, architectural and engineering charges in connection will, and make (or cause to be made) all alterations, additions, improvements and/or renovations to the Building, Common Areas (including Parking Facilities), and paths of travel such that the same will be in compliance with all such Laws (including the ADA), to the extent interpreted and enforced from time to time.

(d) As of the Date and throughout the Term, Landlord shall be responsible for placing and keeping the following areas and items on the floors on which the Premises is located, whether or not Tenant is or will be the sole occupant of such floors, in compliance with all such Laws referred to in Section 6.2(c) above, to the extent interpreted and enforced from time to time: core restrooms, drinking fountains existing as of the Date on the floors on which the Premises is located or installed in connection with the initial Tenant Improvements (thus excluding additional drinking fountains installed in the Premises after installation of the initial Tenant Improvements), fire alarm systems (including strobe lights), exit signs and elevator lobbies, and Landlord shall be responsible for, undertake all construction, architectural and engineering charges in connection with, and make (or cause to be made), all alterations, additions, improvements and/or renovations, to all such areas and items, such that the same are in compliance with all such Laws referred to in Section 6.2(c) above, to the extent interpreted and enforced from time to time.

(e) Tenant, at its sole cost and expense, shall comply during the Term with such Laws, to the extent interpreted and enforced from time to time, as they relate to the Premises (except for those areas or items enumerated as Landlord’s responsibility in Section 6.2(d) and/or Exhibit F). Tenant agrees that in the event it provides any plans or specifications for improvements, alterations or additions to the Premises pursuant to the terms and conditions of this Lease, Tenant shall be obligated to cause such plans to conform to all then applicable requirements of the ADA as interpreted or enforced from time to time and shall otherwise cause them to be in accordance with the agreements contained in this Section 6.2(e) and Tenant shall notify Landlord of any particular requirements that Tenant may have to enable Landlord to meet its obligations under Sections 6.2(c) and 6.2(d).

(f) Landlord and Tenant covenant and agree to reimburse, indemnify, and defend each other for any expenses incurred by the indemnified party due to the indemnifying party’s failure to conform to the requirements of the ADA as agreed to in

Section 6.2(c), 6.2(d) or 6.2(e), including, but not limited to, the cost of making any alterations, renovations or accommodations required by the ADA, or any governmental enforcement agency, or any court, any and all fines, civil penalties and damages awarded resulting from a violation of the ADA and all reasonable legal expenses incurred in defending such claims made under the ADA or in enforcing this indemnification; including, but not limited to, reasonable attorney’s fees. Such indemnification shall survive the expiration or termination of this Lease.

6.3	Occupancy.

Tenant will not do or permit anything to be done which obstructs or interferes with other tenants’ rights or with Landlord’s providing Building services, or which injures other tenants. Tenant will not cause, maintain or permit any nuisance in or about the Premises and will keep the Premises free of debris, and anything of a dangerous, noxious, toxic or offensive nature or which could create a fire hazard or undue vibration, heat or noise. If any item of equipment, building material or other property brought into the Building by Tenant or on Tenant’s request causes a dangerous, noxious, toxic or offensive effect (including an environmental effect) and in Landlord’s reasonable opinion such effect will not be permanent but will only be temporary and is able to be eliminated, then Tenant will not be required to remove such item, provided that Tenant promptly and diligently causes such effect to be eliminated, pays for all costs of elimination and indemnifies Landlord against all liabilities arising from such effect. Tenant will not make or permit any use of the Premises in violation of the terms of this Lease that may jeopardize any insurance coverage, increase the cost of insurance, require additional insurance coverage, or preclude Landlord from obtaining insurance. If Tenant fails to comply with the provisions of this Section 6.3 and Tenant has received thirty (30) days prior written notice of such non-compliance and has failed to remedy such non-compliance and, as a result thereof, Landlord’s insurance premiums are increased, then Landlord may require Tenant to immediately pay Landlord as Rent the amount of the increase in insurance premiums.

6.4	Use of Other Portions of the Project.

(a) As provided in Section 2.1, Tenant shall have (i) the non-exclusive right to use the Common Areas and the Parking Facilities, and (ii) the non-exclusive right to the use plenums, risers, electric closets, ducts, shafts, flues, conduits and pipes within the Building and the Project but only to the extent that the proposed use is the use intended for such facilities or such facilities can accommodate such proposed use without interfering with the use thereof by Landlord or any other tenant or proposed tenant for the use for which such facilities were intended, and provided that such use may not exceed Tenant’s Share (unless otherwise agreed by Landlord).

(b) Landlord shall provide Tenant with reasonable advance notice of Landlord, any tenant, or any contractor of either of them, entering the plenum space above any floor forming part of the Premises and shall require that any such tenant or contractor have liability insurance in an amount of not less than $1,000,000 per occurrence. Landlord shall not place or install, and shall not permit any other tenant to place or install, any plumbing lines, fixtures or equipment (other than straight runs of water piping) in the plenum space above any areas of the Premises reasonably identified in writing by Tenant either in the plans relating to the initial Tenant Improvements, or thereafter, as data room or other sensitive areas; provided, however, Tenant shall not so identify unreasonably large areas so as to cause undue burden or expense in Landlord’s operation, maintenance, repairs and leasing of the Building, and Landlord shall not be required to remove or modify any such lines, fixtures or equipment existing in such space prior to such designation by Tenant nor shall Landlord be required to remove or modify any such items in existence in such space as of the Date. Notwithstanding anything to the contrary in this Lease, subject to Sections 24 and 26.6, Landlord shall indemnify, defend and hold Tenant harmless from and against any and all liability, loss, claims, demand, damages or expenses (including reasonable attorneys’ fees) due to or arising out of any accident or occurrence in the plenum space (including, without limitation, accidents, occurrences resulting in injury, death, property damage or theft) to the extent caused by the willful misconduct or active negligent act or omission by Landlord or Landlord’s agents or contractors. Landlord’s indemnity obligation under this Section 6.4 shall survive the expiration or early termination of this Lease.

6.5	Intentionally Omitted.

6.6	Card Key and Other Access Devices.

Tenant may install a card key access system in the Premises, in locations to be reasonably agreed by Landlord and Tenant. If Tenant elects to install a card key access system, then Tenant shall install and maintain the card key access system and related wiring at its sole expense. Prior to installation, Landlord shall have the right to approve the specifications of the system, which approval shall not be unreasonably withheld, conditioned, or delayed. Prior to installation, Tenant shall submit to Landlord and obtain Landlord’s approval of plans and specifications for the installation and such other information reasonably required by Landlord (which approval shall not be unreasonably withheld, conditioned or delayed). The installation shall be completed in a workmanlike manner and in accordance with all applicable Laws. Unless requested not to do so by Landlord, at the termination of this Lease (whether upon the Expiration Date or otherwise) Tenant shall, at Tenant’s sole cost and expense, remove the card key access system and restore the Premises to the condition it was prior to installation, reasonable wear and tear and damage due to fire or other casualty excepted.

7. SERVICES AND UTILITIES.

7.1	Landlord’s Standard Services.

Commencing on the Date and through the end of the Term, Landlord will operate and maintain the Building (including those portions of the Premises for which Landlord is responsible under Section 6.2 but excluding the remainder of the Premises) in compliance with all applicable Laws and according to those standards from time to time prevailing for office buildings of similar age, quality and type in the Pleasanton area, or as otherwise specified herein, and Landlord will provide the following services according to such standards or as otherwise specified herein, the costs of which will, subject to Exhibit F, be included in Expenses to the extent provided in the definition of Expenses set forth in Section 1.2:

(a) repair, maintenance and replacement of (i) all the exterior and structural elements of the Building, including the roof structure, floor slabs, foundation, structural walls, and exterior windows (ii) the Common Areas, (iii) the exterior landscaping for the Project, (iv) the electrical transformer and all underground utilities (including sewer and water mains), (v) all general mechanical, HVAC, plumbing, electrical (up to and including the distribution panel) and other systems installed in the Building, excluding, however, Exclusive Systems, (vi) core restrooms; and (vi) all damage to the Premises attributable to Landlord’s active negligence or willful misconduct or the active negligence or willful misconduct of Landlord’s agents, contractors and/or employees;

(b) heating, ventilating and air conditioning of the Premises during Building Business Hours and, to the extent required by Tenant pursuant to Section 7.2(a) below, outside of Building Business Hours, and heating, ventilating and air conditioning of the Common Areas of the Building during Building Business Hours, for comfortable occupancy during Normal Business Hours assuming an occupancy density not greater than one person per 200 rentable square feet, for any given room or area within the Premises, and subject at all times, however, to restrictions placed upon Landlord by any duly constituted governmental agency and/or by any duly constituted governmental agency and/or by any utility supplier;

(c) hot and cold water for the restrooms and water for drinking fountains;

(d) electrical facilities sufficient to permit the electrical service provider for the Project to provide up to six (6) watts per square foot of connected load per Rentable Square Foot in the Premises;

(e) janitorial services to the Common Areas of the Project, exclusive of Holidays and weekends;

(f) core restroom facilities;

(g) electric lighting for all Common Areas that require electric light during the day or are open at night, including replacement of tubes and ballasts in lighting fixtures; and

(h) replacement of tubes and ballasts in lighting fixtures installed in the Premises.

7.2	Off-Hours HVAC; Supplemental HVAC.

(a) Tenant shall have the right to use the base building HVAC system to provide HVAC for the Premises outside of Building Business Hours by arranging such service through Landlord in advance. Tenant shall have the right, at its sole cost, if possible, to install a mechanism to be able to activate the HVAC after hours so that Tenant would not need to arrange such service through Landlord in advance. Tenant shall reimburse Landlord at the then rate being charged by Landlord in the Building for HVAC service provided outside of Building Business Hours (which shall not be less than $40 per hour per floor).

(b) Tenant shall have the right, subject to Section 9.1, to install supplemental air conditioning units to serve the Premises as Tenant deems reasonably necessary or desirable; provided, however, Tenant shall not install such units if the same may, in Landlord’s reasonable judgment, cause a substantial risk of overload of the utilities systems serving the Building for both present and future users. Notwithstanding Tenant’s installation of any supplemental air conditioning units, Landlord shall continue to supply HVAC to the entire Premises.

7.3	Electrical for the Project and Janitorial Services to the Premises.

(a) Electrical consumption for space within the Project is not separately metered. As such, Tenant shall pay to Landlord, from and after the Rent Commencement Date, monthly, within twenty (20) days after Tenant’s receipt of a written invoice therefore, Tenant’s Electrical Share of such utility charges. Landlord shall have the right to install at Landlord’s expense, separate meters and/or separate subpanels so as to permit the electrical consumption of Tenant to be separately metered, in which case the costs of such electrical consumption shall be paid by Tenant based on its actual consumption, with the costs of all electrical consumption relating to the Common Areas allocated to Tenant based on ratio of the number of Rentable Square Feet in Tenant’s space to the total number of Rentable Square Feet in the Building. In addition, Tenant, at its option, may install or require Landlord to install, at Tenant’s expense (which expense shall be subject to Tenant’s prior approval), separate meters and/or separate subpanels so as to permit the electrical consumption of Tenant to be separately metered, in which case the costs of such electrical consumption shall be paid by Tenant based on its actual consumption, with the costs of all electrical consumption relating to the Common Areas allocated to Tenant based on ratio of the number of Rentable Square Feet in Tenant’s space to the total number of Rentable Square Feet in the Building.

(b) Tenant shall be responsible for obtaining its own janitorial services for the Premises, including all supplies necessary to perform such janitorial services.

7.4	Interruption of Services.

(a) If any of the services provided for in this Section 7, or Tenant’s access to the Premises, are interrupted or stopped, Landlord will promptly use (i) best efforts to resume the service or access to the extent the same is within the reasonable control of Landlord and (ii) all commercially reasonable due diligence to cause others to resume the service or access to the extent the same is beyond the reasonable control of Landlord; provided, however, no irregularity or stoppage of any of these services or access will (A) create any liability for Landlord (including, without limitation, any liability for damages to Tenant’s personal property caused by any such irregularity or stoppage), unless due to Landlord’s active negligence or willful misconduct, (B) constitute an actual or constructive eviction, (C) except as expressly set forth herein, cause any abatement of the Rent payable under this Lease or (D) in any manner or for any purpose relieve Tenant from any of its obligations under this Lease.

(b) If any of the services required to be provided by Landlord under this Section 7, the restoration of which service is within Landlord’s reasonable control, should become unavailable and should remain unavailable for a period in excess of seventy two (72) consecutive hours after notice of such unavailability from Tenant to Landlord), and if such unavailability should render Tenant unable to reasonably use any or all of the Premises for the conduct of its business in substantially the same manner as prior to such interruption or stoppage (“Untenantable”), then commencing upon the expiration of such time period, Tenant’s Rent will equitably abate in proportion to the portion of the Premises so rendered Untenantable for so long as such services remain unavailable for such reasons. For purposes of this Lease, a portion of the Premises that would otherwise be Untenantable if Tenant did not elect to use any available UPS system, emergency generator or supplemental HVAC equipment (“Back-Up Equipment”) shall be deemed Untenantable even if Tenant continues to use such portion of the Premises if Tenant’s continued use is due to Tenant’s election to utilize the service provided by such Back-Up Equipment. Tenant shall have no obligation to use Tenant’s Back-Up Equipment at any time, and any election by Tenant not to use such Back-Up Equipment at any time shall not reduce any abatement of Rent to which Tenant entitled under this Section 7.4(b).

(c) If any Critical Service (defined below) required to be provided by Landlord under this Section 7 or Tenant’s continued access to the Premises should become unavailable and should remain unavailable for a period in excess of ninety (90) days after notice of such unavailability from Tenant to Landlord, and if such unavailability should render at least fifty percent (50%) of the Premises Untenantable, then Tenant shall have the option to terminate this Lease in its entirety effective as of the date thirty (30) days after the date Tenant gives written notice to Landlord of Tenant’s exercise of such termination option, which notice may be given by Tenant at any time after the first sixty (60) days of the unavailability of service or access; however, notwithstanding any termination notice given hereunder, this Lease shall not terminate if the unavailable service or access is restored prior to the thirtieth (30th) day following Tenant’s termination notice.

(d) Tenant hereby waives the provisions of Sections 1932, 1933(4) and 1942 of the Civil Code of California or any similar or successor statutes to the fullest extent permitted by Law, and Tenant acknowledges that, except as specifically provided herein, in the event Landlord fails to make a repair or perform maintenance, Tenant’s sole remedy for such breach by Landlord shall be an action for damages, and that Tenant shall not be entitled to terminate this Lease, withhold rent, or make any repair and deduct the cost of repair from rent payable under this Lease.

7.5	Self-Help Right for Failure to Deliver Services; Right to Replace Property Manager.

If at any time during the Term (i) Landlord fails to deliver electrical service, HVAC service, sewer service, water service, or elevator service to the Premises (each, a “Critical Service”) or (ii) the life-safety systems for the Premises or the Building are not operational or (iii) Tenant’s continued access to the Premises is interrupted, in any case for five (5) consecutive business days after Tenant advises Landlord in writing that such Critical Service or access is not being provided or the life-safety systems are not operational, and (iv) Landlord has not commenced to cure the same with such five-day period or has failed to prosecute such cure with reasonable diligence, then Tenant shall be entitled (A) to take reasonable steps, based on the exercise of Tenant’s good-faith judgment under the circumstances, to restore the Critical Service, access or life-safety systems, as applicable and (B) to offset the Self Help Costs (defined below) against future Rent becoming due under this Lease. “Self Help Costs” means all third-party, out-of-pocket expenses incurred (based on the exercise of Tenant’s good-faith judgment) by Tenant or Tenant’s agents or contractors in connection with restoring the Critical Service, access or life-safety systems, as applicable.

8. TENANT REPAIRS.

8.1	Repairs Within the Premises.

Subject to the terms of Sections 6, 7.1(a), 12 and 14, and except to the extent Landlord is required or elects to perform or pay for certain maintenance or repairs according to those sections, Tenant will, at Tenant’s own expense: (a) at all times during the Term, maintain the Premises, all fixtures and equipment in the Premises and Exclusive Systems in good order and repair and in a condition that complies with all applicable Laws; and (b) promptly and adequately repair all damage to the Premises and replace or repair all of such fixtures, equipment and any Exclusive Systems that are damaged or broken, all under the supervision and subject to the prior reasonable approval of Landlord. All work done by Tenant or its contractors (which contractors will be subject to Landlord’s reasonable approval) will be done in a first-class workmanlike manner using only grades of materials at least equal in quality to Building Standard materials and will comply with all insurance requirements and all applicable Laws. Tenant shall not place any object or series of objects on the floors of the Premises in such a manner as to exceed the load capacity of the floors on a per square foot basis as reasonably determined by any architect, engineer, or other consultant of Landlord, or as otherwise limited by any applicable Laws.

8.2	Failure to Maintain Premises.

If Tenant fails to perform any of its obligations under Section 8.1, then without limiting any other remedies of Landlord, following fifteen (15) days advance written notice Landlord, if such repairs have not been completed, may perform such obligations and

Tenant will pay as Rent to Landlord the cost of such performance within thirty (30) days after the date of Landlord’s invoice in an amount not to exceed Landlord’s reasonable actual out-of-pocket costs. For purpose of performing such obligations, or to inspect the Premises, Landlord may enter the Premises upon not less than one (1) day’s prior notice to Tenant (except in cases of actual or suspected emergency, in which case no prior notice will be required) without liability to Tenant for any loss or damage incurred as a result of such entry, provided that Landlord will take reasonable steps in connection with such entry to minimize any disruption to Tenant’s business or its use of the Premises and Landlord shall be responsible for any loss or damage due to Landlord’s gross negligence of willful misconduct. Entry by Landlord to pursue repair, maintenance, or correction shall not be deemed an actual or constructive eviction and shall not entitle Tenant to any abatement or reduction in Rent.

8.3	Notice of Damage.

Landlord or Tenant will notify the other party promptly after it learns of (a) any damage to or defect in the Premises, including the fixtures and equipment in the Premises, for the repair of which the other party might be responsible; and (b) any damage to or defect in any parts of appurtenances of the Building’s sanitary, electrical, heating, air conditioning, elevator or other systems located in or passing through the Premises.

9. ALTERATIONS.

9.1	Alterations by Tenant.

(a) Tenant may from time to time at its own expense make changes, additions and improvements to the Premises (individually or collectively referred to as “Alterations”), provided that any such Alterations (i) will comply with all applicable Laws; (ii) will be made only with the prior written consent of Landlord, which consent will not be unreasonably withheld, conditioned or delayed; (iii) will be carried out only by persons selected by Tenant and approved in writing by Landlord, such approval not to be unreasonably withheld, conditioned or delayed; (iv) do not materially adversely affect the integrity of the Building’s structure or exceed or materially adversely affect the capacity, maintenance, or operating cost of the Building’s HVAC, plumbing, mechanical, electrical, life safety, communications or other systems; (v) if required, is approved by the holder of any Encumbrance; and (vi) does not alter the appearance of the exterior of the Building in any material way.

(b) Notwithstanding the foregoing, Tenant shall not be required to obtain Landlord’s prior consent (but Tenant will provide to Landlord five (5) days prior written notice, together with copies of any related plans that are in fact prepared and all necessary permits required by applicable Law) (i) for repainting, or installing or removing floor coverings or wall coverings, regardless of the total cost with respect thereto, or (ii) for other tenant improvements, alterations or physical additions to the Premises that total less than Fifty Thousand and No/100 Dollars ($50,000) in any single instance, so long as the installation thereof does not materially adversely affect the Building’s structure, or materially adversely affect the Building’s electrical, plumbing, HVAC, life safety or mechanical systems or the exterior appearance of the Building.

(c) If Landlord consent is required with respect to any Alterations proposed by Tenant, Landlord shall notify Tenant in writing of Landlord’s consent to or disapproval of the proposed Alterations within ten (10) days after receipt of Tenant’s request for consent. If Landlord notifies Tenant that Landlord disapproves of the proposed Alterations, Landlord’s notice shall include a detailed explanation of the reasons for such disapproval, which shall be limited to those set forth in Section 9.1(a). In the event Landlord fails to so notify Tenant within such ten (10) day period, Landlord shall be deemed to have given its consent to the proposed Alterations. If requested by Tenant in writing at the time Tenant requests Landlord’s approval for an Alteration, Landlord shall notify Tenant at the time Landlord responds to Tenant’s request whether Landlord will require Tenant to remove the proposed Alterations at the expiration or earlier termination of the Term. In addition, in connection with any proposed Alterations as to which Landlord’s consent is not required hereunder, Landlord shall, if Tenant so requests, notify Tenant in writing, within ten (10) days after Tenant’s request (so long as such request contains a reasonable description of such Alterations), whether Landlord will require Tenant to remove all or part of the proposed Alterations at the expiration or earlier termination of the Term.

(d) For any alterations, Tenant shall provide Landlord at least five (5) days written notice before any work is commenced, which notice shall state the date work shall commence. Tenant will maintain, or will cause the persons performing any such work to maintain, worker’s compensation insurance and public liability and property damage insurance (with Landlord named as an additional insured), in amounts, with companies and in a form reasonably satisfactory to Landlord, which insurance will remain in effect during the entire period in which the work will be carried out. If requested by Landlord, Tenant will deliver to Landlord proof of all such insurance. Tenant will promptly pay, when due, the cost of all such work and, upon completion, Tenant will deliver to Landlord, to the extent not previously received by Landlord, evidence of payment for labor, services or materials. Tenant will also pay any increases in fire or casualty insurance premiums for the Building attributable to such Alterations and the cost of any modifications to the Building outside the Premises that are required to be made in order to make the Alterations to the Premises. Tenant, at its expense, will have submitted to Landlord reproducible as-built plans of any such Alterations upon its completion.

9.2	Alterations and Entry by Landlord.

(a) Landlord may from time to time make repairs, changes, additions and improvements to the Building, Common Areas and Building systems, provided that no change, addition or improvement made by Landlord will materially impair Tenant’s use of, or access to the Premises. For such purposes, Landlord may enter the Premises upon not less than one (1) days’ prior written notice to Tenant (except in cases of actual or reasonably suspected emergency, in which case no prior notice will be required) without liability to Tenant for any loss or damage incurred as a result of such entry, provided that in doing so Landlord will not disturb or interfere with Tenant’s use of the Premises and operation of its business any more than is reasonably necessary under the circumstances and will repair any damage to the Premises caused by such entry and Landlord shall be responsible for any loss or damage due to Landlord’s active negligence or willful misconduct. Entry by Landlord to pursue repair, maintenance, or correction shall not be deemed an actual or constructive eviction and shall not entitle Tenant to any abatement of reduction in Rent.

(b) Landlord and its agents, employees and contractors shall also have the right to enter the Premises during Tenant’s normal business hours upon not less than twenty four (24) hours prior notice, without undue interference with the conduct of Tenant’s business therein, to inspect and examine the Premises and to exhibit the Premises to prospective purchasers or prospective tenants of the Project, and Landlord shall allow a representative of Tenant to accompany Landlord, its agents, employees and/or contractors if so requested by Tenant.

9.3	Project Management; No Review, Supervisory, Profit or Overhead Charges.

Subject to Landlord approval thereof, which approval shall not be unreasonably withheld, delayed or conditioned, Tenant may engage its own project managers, architects, engineers, consultants, general contractors and subcontractors in connection with any repairs or any improvements, alterations, additions, renovations or refurbishments to be performed by Tenant hereunder. Notwithstanding any provision of this Lease to the contrary, no review fees of Landlord or any third party relating to the design or performance of any such repairs, improvements, alterations, additions, renovations or refurbishments shall be charged to Tenant and no Landlord profit, overhead, or supervision fee, or general conditions costs shall be charged to Tenant with respect to any repairs or any improvements, alterations, additions, renovations or refurbishments, whether such work shall be undertaken by Landlord (or Landlord’s contractor) or Tenant (or Tenant’s contractor).

10. LIENS.

Tenant agrees to pay before delinquency all costs for work, services or materials furnished to Tenant for the Premises, the nonpayment of which could result in any lien against the Land or Building. Tenant will keep title to the Land and Building free and clear of any such lien. Tenant will immediately notify Landlord of the filing of any such lien or any pending claims or proceedings relating to any such lien and will indemnify, defend and hold Landlord harmless from and against all loss, damages and expenses (including reasonable attorneys’ fees) suffered or incurred by Landlord as a result of such lien, claims and proceedings. In case any such lien attaches, Tenant agrees to cause it to be immediately released and removed of record (failing which Landlord may do so at Tenant’s sole expense), unless Tenant has a good faith dispute as to such lien in which case Tenant may contest such lien by appropriate proceedings so long as Tenant deposits a lien release bond (if applicable) drawn on a bondsman acceptable to Landlord or deposits with Landlord a bond or other security in an amount reasonably acceptable to Landlord which may be used by Landlord to release such lien. Upon final determination of any permitted contest, Tenant will immediately pay any judgment rendered and cause the lien to be released.

11. INSURANCE.

11.1	Landlord’s Insurance.

During the Term, Landlord will provide and keep in force the following insurance:

(a) commercial general liability insurance relating to Landlord’s operation of the Building, for personal and bodily injury and death, and damage to others’ property; and

(b) all risk or fire insurance (including standard extended coverage endorsement perils, leakage from fire protective devices and other water damage, and other commercial reasonable coverage customarily carried by landlords of similar class buildings as Landlord may elect to cover) relating to the Land and Building (but excluding Tenant’s leasehold improvements, trade fixtures, furnishings, equipment, personal property, documents, files, inventory, stock-in-trade and work products), on a full replacement cost basis.

(c) Insurance effected by Landlord under this Section 11.1 will be in amounts which Landlord from time to time reasonably determines sufficient or any Building mortgagee requires except that the coverage under Section 11.1(b) shall provide full replacement cost coverage; (ii) will be subject to such deductibles and exclusions as Landlord reasonably determines; (iii) will, in the case of insurance under Sections 11.1(b), permit the release of Tenant from certain liability under Section 13.1; and (iv) will otherwise be on such terms and conditions as Landlord from time to time reasonably determines sufficient.

11.2	Tenant’s Insurance.

During the Term, Tenant will provide and keep in force the following insurance:

(a) commercial general liability insurance relating to Tenant’s business (carried on in or from the Premises) and Tenant’s use and occupancy, for personal and bodily injury and death, and damage to others’ property, with limits of not less than the Liability Insurance Amount for any one accident or occurrence;

(b) all risk or fire insurance (including standard extended endorsement perils, leakage from fire protective devices and other water damage, but excluding coverage for earthquake or earth movement) relating to Tenant’s leasehold improvements, trade fixtures, furnishings, equipment, documents, files, work products, inventory, stock-intrade in the Premises on a full replacement cost basis;

(c) if any boiler or machinery is operated in the Premises, boiler and machinery insurance; and

(d) workers compensation insurance as required by law.

Landlord and the holder of any Encumbrance will be named as an additional insureds in the policy described in Section 11.2(a), which will include cross liability and severability of interests clauses and will be on an “occurrence” (and not a “claims made”) form. Tenant will file with Landlord, on or before the Rent Commencement Date and at least ten (10) days before the expiration date of expiring policies, such copies of either current policies, an insurance binder (countersigned by the insurer), evidence of insurance, a binding certificate or other proofs, as may be reasonably required to establish Tenant’s insurance coverage in effect from time to time and payment of premiums. If Tenant fails to insure or pay premiums, or to file satisfactory proof as required, Landlord may, upon a minimum of two business days notice, effect such insurance and recover from Tenant on demand any premiums paid.

Notwithstanding the foregoing, Tenant may carry any insurance required to be carried by Tenant under this Lease by Tenant in whole or in part under an umbrella policy or policies, or under a blanket policy or policies, covering other properties.

12. DAMAGE OR DESTRUCTION.

12.1	Damage Notice; Repair Estimate.

If the Premises or the Building are damaged by fire or other casualty, Landlord or Tenant, whichever learns of such damage first, will promptly notify the other party of such damage. Landlord will, promptly after learning of such damage, notify Tenant in writing (the “Repair Estimate”) of the estimated time and cost necessary to repair or restore such damage, as estimated by a licensed architect, engineer or contractor selected by Landlord and approved by Tenant.

12.2	Termination Options.

(a) Tenant’s Termination Options. If (i) the Repair Estimate states that damage to the Building (measured by the estimated cost of repair or restoration) is fifty percent (50%) or more of the Building’s then replacement cost above the foundation as indicated in the Repair Estimate, (ii) the Repair Estimate states that the repair or restoration of all such damage to the Building cannot be completed, through the use of commercially reasonable diligence in the preparation of plans, obtaining of permits and construction, within eighteen (18) months from the date of such damage, (iii) more than thirty-five percent (35%) of the Rentable Square Feet then included in the Premises is rendered Untenantable and any material portion of the Premises will likely remain Untenantable for more than nine (9) months after the date of the casualty, or (iv) the Repair Estimate states that repair or restoration of all such damage that was caused to the

Premises or to any other portion of the Building necessary for Tenant’s occupancy cannot be completed within ninety (90) days from the date of such damage and less than twelve (12) months are then remaining in the Term, then Tenant shall have the right to terminate this Lease.

(b) Landlord’s Termination Options. If (i) the Repair Estimate states that damage to the Building (measured by the estimated cost of repair or restoration) is fifty percent (50%) or more of the Building’s then replacement cost above the foundation as indicated in the Repair Estimate, or (ii) the Repair Estimate states that the repair or restoration of all such damage to the Building cannot be completed, through the use of commercially reasonable diligence in the preparation of plans, obtaining of permits and construction, within eighteen (18) months from the date of such damage, or (iii) the Repair Estimate states that repair or restoration of all such damage that was caused to the Premises or to any other portion of the Building necessary for Tenant’s occupancy cannot be completed within ninety (90) days from the date of such damage and less than twelve (12) months are then remaining in the Term and Tenant fails to exercise its Extension Option within fifteen (15) days after Landlord delivers the Repair Estimate, then Landlord shall have the right to terminate this Lease; provided, however, that Landlord shall only be able to terminate this Lease if Landlord also terminates the leases of all other tenants in the Building which are similarly affected by such casualty and as to which Landlord has the right to terminate such leases.

(c) Exercise of Options. Any option to terminate granted above must be exercised by written notice to the other party given within fifteen (15) days after Landlord delivers to Tenant the Repair Estimate. If either party exercises its option to terminate this Lease, the Term will expire and this Lease will terminate thirty (30) days after notice of termination is delivered; provided, however, that notwithstanding the delivery of any such termination notice, in order to provide an orderly transition to another building, Tenant may elect to continue this Lease as to any portion of the Premises that remains tenantable, for a period of up to four (4) months on a month to month basis, in which event the terms of this Lease shall continue to apply as to any space continuing to be so occupied, including the payment of Base Rent and Additional Rent with respect to such space and parking rights on the same basis as originally applicable to such portion of the Premises. Rent for the period commencing on the date of such damage until the date this Lease terminates will be reduced to the reasonable value of any use or occupation of the Premises by Tenant during such period.

12.3	Repair Obligations.

If the Premises or the Building are damaged by fire or other casualty and neither party (a) has the right to terminate this Lease according to Section 12.2, or (b) terminates this Lease according to Section 12.2, then Landlord will repair and restore such damage with reasonable promptness, subject to delays for insurance adjustments and delays caused by Force Majeure or delays caused by Tenant. Except as set forth below, Landlord will have no liability to Tenant and Tenant will not be entitled to terminate this Lease if such repairs and restoration are completed within the estimated time period indicated in the

Repair Estimate or within thirty (30) days thereafter; however, if the repairs or restoration are not completed within thirty (30) days following the end of the estimated time period (subject to Force Majeure and delays caused by Tenant), Tenant shall have the option to terminate this Lease. In no event will Landlord be obligated to repair, restore or replace any of the property required to be insured by Tenant according to Section 11.2.

12.4	Rent Abatement.

If any fire or casualty damage renders any portion of the Premises Untenantable, then Rent will abate beginning on the date of such damage. Such abatement will end on the date Landlord has substantially completed the repairs and restoration Landlord is required to perform according to Section 12.3. Such abatement will be in an amount bearing the same ratio to the total amount of Rent for such period as the Untenantable portion of the Premises bears to the entire Premises. In no event will Landlord be liable for any inconvenience or annoyance to Tenant or injury to the business of Tenant resulting in any way from damage caused by fire or other casualty or the repair of such damage; provided, however, that to the extent Tenant remains in possession of a portion of the Premises, Landlord shall take all reasonable steps to minimize unreasonable disruption to Tenant’s business and use of such portion of the Premises during the period of repair, including, to the extent the same can be done without Landlord incurring material additional costs for overtime labor, performing all noisy work (such as hammering, slab work, nail guns and the like) outside of Building Business Hours.

13. WAIVERS AND INDEMNITIES.

As used in this Section 13, a party’s “Affiliates” means each Affiliate of such party and its and their directors, officers, shareholders, agents, servants, employees and, in Tenant’s case, permitted subtenants.

13.1	Landlord’s Waivers.

Notwithstanding anything in this Lease to the contrary, Tenant and its Affiliates will not be liable or in any way responsible to Landlord for, and Landlord waives all claims against Tenant and its Affiliates to the extent any loss, injury or damage is insured or required to be insured by Landlord under Section 11.1(b), EXCLUDING ANY DEDUCTIBLE THEREUNDER (NOT TO EXCEED $5,000) REGARDLESS OF WHETHER SUCH LOSS, INJURY OR DAMAGE IS ATTRIBUTABLE IN WHOLE OR IN PART TO THE NEGLIGENCE, GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF TENANT OR ANY OF ITS AFFILIATES. Landlord’s waivers under this Section 13.1 will survive the expiration or early termination of the Term.

13.2	Tenant’s Waivers.

Except to the extent caused by the willful or active negligent act or omission or breach of this Lease by Landlord or anyone for whom Landlord is legally responsible,

notwithstanding anything in this Lease to the contrary, Landlord, its Affiliates and the holder of any Encumbrance will not be liable or in any way responsible for, and Tenant waives all claims against Landlord, its Affiliates and the holder of any Encumbrance for any loss, injury or damage suffered by Tenant or others relating to (a) loss or theft of, or damage to, property of Tenant or others; (b) injury or damage to persons or property from any cause, including, without limitation, fire, explosion, falling plaster, escaping steam or gas, electricity, water, rain or snow, or leaks from any part of the Building or from any pipes, appliances or plumbing, or from dampness; or (c) damage caused by other tenants, occupants or persons in the Premises or other premises in the Building, or caused by the public or by construction of any private or public work.

In addition and without limiting the foregoing, Landlord, its Affiliates and the holder of any Encumbrance will not be liable or in any way responsible to Tenant for, and Tenant waives all claims against Landlord, its Affiliates and the holder of any Encumbrance to the extent any loss, injury or damage is insured or required to be insured by Tenant under Sections 11.2(b) or (c), EXCLUDING ANY DEDUCTIBLE THEREUNDER (NOT TO EXCEED $10,000), REGARDLESS OF WHETHER SUCH LOSS, INJURY OR DAMAGE IS ATTRIBUTABLE IN WHOLE OR IN PART TO THE NEGLIGENCE, GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF LANDLORD OR ANY OF ITS AFFILIATES. Tenant’s waivers under this Section 13.2 will survive the expiration or early termination of the Term.

13.3	Landlord’s Indemnity.

Subject to Section 7.5 and 13.2 and except to the extent caused by the willful or active negligent act or omission or breach of this Lease by Tenant or anyone for whom Tenant is legally responsible, Landlord will indemnify, defend and hold Tenant harmless from and against any and all liability, loss, claims, demand, damages or expense (including reasonable attorneys’ fees) for any personal injury or property damage to persons other than Landlord or Tenant due to or arising out of any willful or active negligent act or omission of Landlord or anyone for whom Landlord is legally responsible. Landlord’s obligations under this Section 13.3 will survive the expiration or early termination of the Term.

13.4	Tenant’s Indemnity.

Subject to Sections 24 and 13.1 and except to the extent caused by the willful or active negligent act or omission or breach of this Lease by Landlord or anyone for whom Landlord is legally responsible, Tenant will indemnify, defend, and hold Landlord and the holder of any Encumbrance harmless from and against any and all liability, loss, claims, demands, damages or expenses (including reasonable attorneys’ fees) for any personal injury or property damage to persons other than Landlord or Tenant due to or arising out of any accident or occurrence on or about the Premises or any willful or active negligent act or omission of Tenant or anyone for whom Tenant is legally responsible. Tenant’s obligations under this Section 13.4 will survive the expiration or early termination of the Term.

13.5	Waiver of Subrogation.

Each party shall require its insurers to include in the insurance policies required under Section 11.1(b) and Sections 11.2(b) and (c) a waiver of subrogation clause in favor of the other party and its Affiliates (providing that each party’s waivers of rights of recovery against the other shall not impair the effectiveness of such policy or the insured’s ability to recover thereunder).

14. CONDEMNATION.

14.1	Full Taking.

If all or substantially all of the Building, Parking Facilities or Premises are taken for any public or quasi-public use under any applicable Laws or by right of eminent domain, or are sold to the condemning authority in lieu of condemnation, then this Lease will terminate as of the date the earlier of when the condemning authority takes physical possession of or title to the Building or Premises.

14.2	Partial Taking.

(a) Landlord’s Termination of Lease. If ten percent (10%) or more, but less than all, of the Building is thus taken or sold, and if after such partial taking, in Landlord’s reasonable judgment, alteration or reconstruction is not economically feasible, then Landlord (whether or not the Premises are affected) may terminate this Lease by giving written notice to Tenant within 60 days after the taking.

(b) Tenant’s Termination. If over twenty percent (20%) of the Premises or Parking Facilities is taken or sold, or rendered unusable for its Use, and Landlord is unable to provide Tenant with comparable replacement premises in the Building or parking facilities, as applicable, Tenant may terminate this Lease. Such termination by Tenant must be exercised by written notice to Landlord given not later than 60 days after Tenant is notified of the taking.

(c) Effective Date of Termination. Termination by Landlord or Tenant will be effective as of the date when physical possession of the applicable portion of the Building or Premises is taken by condemning authority.

(d) Election to Continue Lease. If neither Landlord nor Tenant elects to terminate this Lease upon a partial taking of a portion of the Premises, the Rent payable under this Lease will be diminished by an amount allocable to the portion of the Premises which was so taken or sold or rendered unusable for its Use. In no event shall the loss of any portion of the Land (other than the portion of the Land on which the Premises are physically located) result in a reduction of Rent. If this Lease is not terminated upon a partial taking of the Building or Premises, Landlord will, at Landlord’s sole expense, promptly restore and reconstruct the Building and Premises to substantially their former condition to the extent the same is feasible; however, Landlord will not be required to spend for such restoration or reconstruction an amount in excess of the net amount received by Landlord as compensation or damages for the part of the Building or Premises so taken.

14.3	Awards.

As between the parties to this Lease, Landlord will be entitled to receive, and Tenant assigns to Landlord, all of the compensation awarded upon taking of any part or all of the Building or Premises, including any award for the value of the unexpired Term. However, Tenant may assert a claim in a separate proceeding against the condemning authority for any damages resulting from the taking of Tenant’s trade fixtures or personal property, or for moving expenses, business relocation expenses or damages to Tenant’s business incurred as a result of such condemnation. Tenant shall not be entitled to any “bonus value” as Landlord shall be the only party entitled to an award that would otherwise cover “bonus value”.

15. ASSIGNMENT AND SUBLETTING.

15.1	General.

Except as set forth in this Section 15, without Landlord’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed), Tenant will not assign all or any of its interest under this Lease, or sublet all or any part of the Premises to any parties other than Tenant and its Affiliates nor shall Tenant permit the Premises to be used by anyone other than Tenant, it Affiliates, and their respective employees and invitees. Landlord shall have fourteen (14) days following receipt from Tenant of written notice of its intent to assign this Lease or sublease all or a portion of the Premises, including all relevant financial information with respect to the proposed assignee or subtenant reasonably necessary for Landlord to make such decision, to notify Tenant in writing that it does not consent to a prospective assignee or sublessee. Any such notice shall provide in reasonable detail the reasons for Landlord’s non-consent. The fact that a prospective assignee or sublessee is an existing tenant in the Building or the complex of which it is a part or a prospect with whom Landlord is or may be negotiating to lease space in the Building or the complex of which it is a part shall not be a reasonable basis upon which Landlord may withhold its consent. Failure to exercise its election to not consent within such fourteen (14) day period shall be deemed consent by Landlord to the proposed assignee or sublessee. Landlord shall be reimbursed Landlord’s reasonable out-of-pocket, third party costs and reasonable attorney fees incurred in reviewing any requested assignment or subleasing.

15.2	Form Of Transfer.

If Landlord consents to a proposed assignment or sublease, Landlord’s consent will not be effective unless and until Tenant delivers to Landlord an original duly executed assignment or sublease, as the case may be, that provides, in the case of a sublease, that the subtenant will comply with all applicable terms and conditions of this Lease as they apply to the space subleased, and, in the case of an assignment, an assumption by the assignee of all obligations of Tenant under this Lease arising from and after the date of such assignment.

15.3	Payments To Landlord.

If Tenant assigns this Lease or subleases all or a portion of the Premises other than an assignment or subletting pursuant to Section 15.4, then Landlord will be entitled to receive from Tenant fifty percent (50%) of the amount by which (a) the rent (and other consideration) received by Tenant from such transferee exceeds (b) the sum of the Rent then due for the same period of time under this Lease payable by Tenant to Landlord (and if a sublease, allocable to the subleased space) plus the amortized portion of any costs and expenses incurred by Tenant in connection with such transfer (including tenant improvement allowances, brokerage commissions, attorneys fees and other customary and reasonable costs) amortized on a straight line basis over the term of such transfer; provided, however, that Tenant shall be entitled to recoup one hundred percent (100%) of its actual out of pocket tenant improvement allowances as well as it’s customary and reasonable brokerage commissions, attorneys fees and other costs before paying Landlord any portion of such excess if the rent (and other consideration) received by Tenant from such transferee is paid in a lump sum. Landlord’s percentage of such excess will be payable to Landlord if and within fifteen (15) days after Tenant is paid the same (whether in monthly installments, in a lump sum, or otherwise).

15.4	Permitted Transfers.

Tenant may, without obtaining Landlord’s consent, assign this Lease or sublease all or any part of the Premises to (i) any Affiliate, (ii) any entity resulting from the merger or consolidation, liquidation or reorganization of Tenant so long as all or substantially all of the assets of Tenant located at the Premises were transferred to the resulting entity, or (iii) any entity which acquires all or substantially all of the assets of Tenant located at the Premises as part of the purchase of the business that is being conducted on or from the Premises; provided that in all such cases such transferee assumes in full the obligations of Tenant under the Lease arising from and after the effective date of the assignment or sublease (but, in the case of a sublease, only as to the portion of the Premises subleased to such subtenant). In any event described in this Section 15.4, Tenant shall have no obligation to share with Landlord any rent or other consideration received by Tenant in connection with such assignment or sublease. Tenant shall promptly provide notice to Landlord of any assignment or sublease of the Premises which does not require Landlord’s consent pursuant to this Section 15.4. Tenant shall use good faith efforts to provide such notice prior to date of such transfer, but shall have no liability for failing to do so.

15.5	Effect Of Transfers.

Except as provided in Section 15.5 below, no assignment or subletting will release

Tenant from any of its obligations under this Lease unless Landlord agrees to the contrary in writing. Acceptance of Rent by Landlord from any person other than Tenant will not be deemed a waiver by Landlord of any provision of this Section 15. Consent to one assignment or subletting will not be deemed a consent to any subsequent assignment or subletting.

16. PERSONAL PROPERTY.

16.1	Installation And Removal.

Tenant may install in the Premises its personal property (including Tenant’s usual trade fixtures), provided that no such installation will damage or materially interfere with the mechanical, plumbing or electrical systems or the structure of the Building, and provided further that if such installation would require any Alterations to the Premises, such installation will be subject to Section 9.1. Any such personal property installed in the Premises by Tenant (a) may be removed from the Premises from time to time in the ordinary course of Tenant’s business or in the course of making any Alterations to the Premises permitted under Section 9.1, and (b) will be removed by Tenant at the end of the Term according to Section 3.3. Tenant will promptly repair at its expense any damage to the Building resulting from such installation or removal.

16.2	Responsibility.

Tenant will be solely responsible for all costs and expenses related to personal property used or stored in the Premises. Tenant will pay any taxes or other governmental impositions levied upon or assessed against such personal property, or upon Tenant for the ownership or use of such personal property, on or before the due date for payment. Such personal property taxes or impositions are not included in Taxes. Tenant agrees that all personal property of whatever kind, including, without limitation, inventory and/or goods stored at or about the Premises, Tenant’s trade fixtures, and Tenant’s interest in tenant improvements which may be at any time located in, on or about the Premises or the Building, whether owned by Tenant or third parties, shall be at the sole risk or at the risk of those claiming through Tenant, and that Landlord shall not be liable for any damage to or loss of such property except for loss or damage arising from or caused by the active negligence or willful misconduct of Landlord or any of Landlord’s officers, employees, agents, or authorized representatives each acting within the scope of their authority.

16.3	Landlord’s Lien.

Landlord waives any and all liens, whether statutory or at common law, which it may have upon any of the goods, wares, equipment, fixtures, furniture, improvements or personal property of Tenant located within or about the Premises.

17. ESTOPPEL CERTIFICATES.

Tenant agrees that at any time and from time to time (but on not less than ten (10) business days prior request by Landlord), Tenant will execute, acknowledge and deliver to Landlord a certificate indicating any or all of the following: (a) the Rent Commencement Date and Expiration Date; (b) that this Lease is unmodified and in full force and effect (or, if there have been modifications, that this Lease is in full force and effect, as modified, and stating the date and nature of each modification); (c) the date, if any, through which Base Rent, Additional Rent and any other Rent payable have been paid; (d) that no default by Landlord, to the best of Tenant’s knowledge, or by Tenant exists which has not been cured, except as to defaults stated in such certificate; (f) provided such events have occurred, that Tenant has accepted the Premises and that all improvements required to be made to the Premises by Landlord have been completed according to this Lease; (g) that, except as specifically stated in such certificate, Tenant, and only Tenant (or its Affiliates so identified in the certificate), currently occupies the Premises; and (h) such other matters as may be reasonably requested by Landlord. Any such certificate may be relied upon by the Landlord, its Affiliates, any prospective purchaser or present or prospective mortgagee, deed of trust beneficiary or ground lessor of all or a portion of the Building and/or Land.

18. TRANSFER OF LANDLORD’S INTEREST.

18.1	Sale, Conveyance And Assignment.

Nothing in this Lease will restrict Landlord’s right to sell, convey, assign or otherwise transfer the Building or Landlord’s interest under this Lease.

18.2	Effect Of Sale, Conveyance Or Assignment.

A sale, conveyance or assignment of the Building will automatically release Landlord from liability under this Lease from and after the effective date of the transfer, except for any liability relating to or arising from the period prior to such effective date, and Tenant will look solely to Landlord’s transferee for performance of Landlord’s obligations relating to the period after such effective date. This Lease will not be affected by any such sale, conveyance or assignment and Tenant will attorn to Landlord’s transferee.

18.3	Subordination And Nondisturbance.

Subject to receipt by Tenant of a subordination, non-disturbance and attornment agreement in either: (i) the form reasonably acceptable to Landlord’s lender and Tenant or (ii) the form attached hereto as Exhibit G, this Lease shall be subject and subordinate in all respects to any ground lease, mortgage or deed of trust to secure debt (an “Encumbrance”) encumbering the Building in the future, and to any renewal, modification, supplement, consolidation and replacement thereto or thereof. Landlord shall use commercially reasonable efforts to obtain from any future holder of a mortgage covering the Project a subordination, non-disturbance and attornment agreement in form reasonably acceptable to Landlord, Tenant and the holder of the mortgage.

19. RULES AND REGULATIONS.

Tenant agrees to faithfully observe and comply with the Rules and Regulations (“Rules and Regulations”) set forth in Exhibit D and with all reasonable modifications and additions to such Rules and Regulations (which will be applicable to all Building tenants) from time to time adopted by Landlord and of which Tenant is notified in writing. No such modification or addition will contradict or abrogate any right expressly granted to Tenant under this Lease or impose additional costs on Tenant. Landlord’s enforcement of the Rules and Regulations will be uniform and nondiscriminatory, but Landlord will not be responsible to Tenant for failure of any person to comply with the Rules and Regulations.

20. TENANT’S DEFAULT AND LANDLORD’S REMEDIES.

20.1	Tenant’s Default.

The occurrence of any one or more of the following events shall be a material default (“Default”) and breach of this Lease by Tenant:

(a) Tenant fails to pay Base Rent or any other payment due under this Lease after the same shall be due and payable, and such failure continues for a period of three (3) days after written notice thereof from Landlord to Tenant (but with respect to the first installment of Additional Rent after Landlord has changed the amount of the estimated payment, Tenant shall be provided a thirty (30) day notice rather than a three (3) day notice);

(b) Tenant fails to perform or observe any other term, condition, covenant, or obligation required to be performed or observed by it under this Lease for a period of thirty (30) days (or such shorter time provided herein) after notice thereof from Landlord; provided, however, that if the term, condition, covenant, or obligation to be performed by Tenant is of such nature that the same cannot reasonably be cured within thirty (30) days and if Tenant commences such performance within said thirty (30) day period and thereafter diligently undertakes to complete the same, then such failure shall not be a default hereunder if it is cured with reasonable diligence and in no event later than ninety (90) days following Landlord’s notice.

(c) A trustee, disbursing agent, or receiver is appointed to take possession of all or substantially all of Tenant’s assets in, on or about the Premises or of Tenant’s interest in this Lease (and Tenant does not regain possession within sixty (60) days after such appointment); or Tenant makes an assignment for the benefit of creditors; or all or substantially all of Tenant’s assets in, on or about the Premises or Tenant’s interest in this Lease are attached or levied upon under execution (and Tenant does not discharge the same within sixty (60) days thereafter).

(d) A petition in bankruptcy, insolvency, or for reorganization or arrangement is filed by or against Tenant pursuant to any federal or state statute, and, with respect to any such petition filed against it, Tenant fails to secure a stay or discharge thereof within sixty (60) days after the filing of the same.

(e) Any assignment, subletting, or other transfer for which the prior written consent of the Landlord has not been obtained, except for Permitted Transfers.

(f) Tenant’s admission in writing of its inability to pay its debts as they mature.

(g) Suspension of Tenant’s right to conduct its business, caused by the order, judgment, decree, decision, or other act of any court or government agency.

(h) Tenant’s failure to execute, acknowledge, and deliver to Landlord, within ten (10) business days following written notice from Landlord that Tenant has failed to deliver any documents required to effectuate an attornment, a subordination, or to make this Lease or any option granted herein prior to the lien of any mortgage, deed of trust, or ground lease, or any estoppel certificate, as the case may be within the time period specified in this Lease therefore.

(i) Tenant’s vacating of the Premises coupled with a Default by Tenant under Section 20.1(a) after the expiration of the applicable cure periods set forth therein (but vacating alone shall not be a Default).

If the Lease is assigned, and if the assignor provides a mailing address to Landlord for purposes of notices hereunder, then Landlord shall mail to such assignor any notice to be given to Tenant under this Section 20.1; however, the fact that any such prior Tenant does not actually receive any such notice shall not restrict Landlord’s right to exercise its remedies hereunder. Such notice to an assignor shall not be required if such assignor is not liable for the default set forth in the notice. No time to cure shall be added as a result of any such mailing. Any notice required by the terms of this Lease in connection with any such default shall be in lieu of, and not in addition to, any notice required under Sections 1161, et seq., of the California Code of Civil Procedure.

20.2	Landlord’s Remedies.

Upon the occurrence of any event of Default, Landlord shall have the following rights and remedies, in addition to those allowed by law or in equity, any one or more of which may be exercised or not exercised without precluding the Landlord from exercising any other remedy provided in this Lease or otherwise allowed by law or in equity:

(a) Landlord may terminate this Lease and Tenant’s right to possession of the Premises. If Tenant has abandoned and vacated the Premises, the mere entry onto the Premises by Landlord in order to perform acts of maintenance, cure defaults, preserve the Premises, or attempt to relet the Premises, or the appointment of a receiver in order to protect the Landlord’s interest under this Lease, shall not be deemed a termination of Tenant’s right to possession or a termination of this Lease unless Landlord has notified

Tenant in writing that this Lease is terminated. If Landlord terminates this Lease and Tenant’s right to possession of the Premises pursuant to this Subsection 20.2(a), then Landlord may recover from Tenant any and all damages set forth in California Civil Code Section 1951.2, or any successor statute, and including without limitation the following:

(i) the worth at the time of the award of unpaid rent, including, without limitation, Tenant’s Share of Additional Expenses, which had been earned at the time of termination; plus

(ii) the worth at the time of the award of the amount by which the unpaid rent which would have been earned after termination until the time of award exceeds the amount of such rental loss that Tenant proves could have been reasonably avoided; plus

(iii) the worth at the time of the award of the amount by which the unpaid rent for the balance of the Term after the time of the award exceeds the amount of such rental loss that Tenant proves could be reasonably avoided; plus

(iv) the costs of repairs, cleanup, refurbishing, removal, and storage or disposal of Tenant’s personal property, equipment, fixtures, and anything else that Tenant is required under this Lease to remove but does not remove (including those alterations which Tenant is required to remove pursuant to an election by Landlord, and which Landlord actually removes, whether or not notice to remove shall be delivered to Tenant) to the extent necessary to compensate Landlord for the detriment proximately caused by Tenant’s Default; plus

(v) any costs for alterations, additions, and renovations incurred by Landlord in regaining possession of and reletting (or attempting to relet) the Premises to the extent necessary to compensate Landlord for the detriment proximately caused by Tenant’s Default; plus

(vi) any other amount necessary to compensate Landlord for the detriment proximately caused by Tenant’s Default.

However the foregoing damages expressly exclude any lost profits and expressly exclude any consequential damages arising from a Default by Tenant.

All computations of the “worth at the time of the award” of amounts recoverable by Landlord under Subsection (a)(i) and (ii) hereof shall be computed by allowing interest at the lesser of (A) ten percent (10%) or (B) the maximum legal rate allowed by law. The “worth at the time of the award” recoverable by Landlord under Subsection (a)(iii) shall be computed by discounting the amount recoverable by Landlord at the discount rate of the Federal Reserve Bank of San Francisco at the time of the award plus one percent (1%).

(b) Upon termination of this Lease, whether by lapse of time or otherwise,

Tenant shall immediately vacate the Premises and deliver possession to Landlord. If Tenant is in Default under Section 20.1(j) and Landlord or any of its agents has reason to believe that Tenant does not intend to reoccupy the Premises, and current or past rent has been due or unpaid for at least fourteen (14) consecutive days, then Landlord shall have the right to send Tenant a notice of belief of abandonment pursuant to Section 1951.3 of the California Civil Code. The Premises will be deemed abandoned, and the Tenant’s right to possession of the Premises will terminate on the date set forth in such notice, unless Landlord receives (at its address for notices pursuant to this Lease) before such date a notice from Tenant stating (i) Tenant’s intent not to abandon the Premises, and (ii) an address at which Tenant may be served in any action for unlawful detainer of the Premises and/or damages or other relief available at law or in equity. If the Premises are deemed abandoned pursuant to the foregoing (either through the aforementioned procedure or due to any statement by Tenant to that effect), or if Landlord or any of its agents acts pursuant to a court order, then Landlord or any of its agents shall have the right, without terminating this Lease, to re-enter the Premises and remove all persons therefrom and any or all of Tenant’s fixtures, equipment, furniture, and other personal property (herein collectively referred to as “Property”) from the Premises, without being deemed in any manner liable for trespass, eviction, or forcible entry or detainer, or conversion of Property, and without relinquishing any right given to Landlord under this Lease or by operation of law. If Landlord re-enters the Premises in such situation, all Property removed from the Premises by Landlord or any of its agents and not claimed by the owner may be handled, removed, or stored, in a commercial warehouse or otherwise by Landlord at Tenant’s risk and expense, and Landlord shall in no event be responsible for the value, preservation, or safekeeping thereof. Before the retaking of any such Property from storage, Tenant shall pay to Landlord, upon demand, all expenses incurred in such removal and all storage charges against such Property. Any such Property of Tenant not so retaken from storage by Tenant within thirty (30) days after such Property is removed from the Premises shall be deemed abandoned and may be either disposed of by Landlord pursuant to Section 1988 of the California Civil Code or retained by Landlord as its own property.

(c) Notwithstanding Landlord’s right to terminate this Lease pursuant to Section 20.2(a), Landlord may, at its option, even though Tenant has breached this Lease and abandoned the Premises, continue this Lease in full force and effect and not terminate Tenant’s right to possession, and enforce all of Landlord’s rights and remedies under this Lease. In such event, Landlord shall have the remedy described in California Civil Code Section 1951.4 (Landlord may continue this Lease in effect after Tenant’s breach and abandonment and recover rent as it becomes due, if Tenant has the right to sublet or assign, subject only to reasonable limitations-which Tenant agrees are set forth in this Lease). Further, in such event, Landlord shall be entitled to recover from Tenant all costs of maintenance and preservation of the Premises, and all costs, including attorneys’ fees and receivers’ fees, incurred in connection with appointment of and performance by a receiver to protect the Premises and Landlord’s interest under this Lease. No reentry or taking possession of the Premises by Landlord pursuant to this Section 20.2(c) shall be construed as an election to terminate this Lease unless a written notice (signed by a duly authorized representative of Landlord) of intention to terminate this Lease is given to Tenant. Landlord may at any time after Default by Tenant elect to terminate this Lease pursuant to Section 20.2(a), notwithstanding Landlord’s prior continuance of this Lease in effect for any period of time, and upon and after Tenant’s Default under this Lease, Landlord may, but need not, relet the Premises or any part thereof for the account of Tenant to any Person for such rent, for such time, and upon such terms as Landlord, in its sole discretion, shall determine. Subject to the provisions of this Lease regarding assignment and subletting in Section 15, Landlord shall not be required to accept any substitute tenant offered by Tenant or to observe any instructions given by Tenant regarding such reletting. Landlord may remove (and repair any damage caused by such removal) and store (or dispose of) any of Tenant’s personal property, equipment, fixtures, and anything else Tenant is required (under this Lease at the election of Landlord or otherwise) to remove but does not remove, and Landlord may also make repairs, renovations, alterations, and/or additions to the Premises to the extent deemed by Landlord necessary or desirable in connection with any attempt to relet the Premises. Tenant shall upon demand pay the cost of such repairs, alterations, additions, removal, storage, and renovations, together with any reasonable legal expenses, brokers commissions, or finders fees and any other reasonable expenses incurred by Landlord in connection with its entry upon the Premises and attempt to relet the Premises. If Landlord is able to relet the Premises for Tenant’s account during the remaining portion of the Term and the consideration collected by Landlord from any reletting is not sufficient to pay monthly the full amount of rent and additional rent payable by Tenant under this Lease, together with any reasonable legal expenses, brokers commissions, or finders fees, any reasonable cost for repairs, alterations, additions, removal, storage, and renovations, and any other reasonable cost and expense incurred by Landlord in reentering the Premises and reletting the Premises, then Tenant shall pay to Landlord the amount of each monthly deficiency upon demand. Any rentals received by Landlord from any such reletting shall be applied as follows:

(i) First, to the payment of any indebtedness other than rent due hereunder from Tenant to Landlord;

(ii) Second, to the payment of any reasonable costs of reentry and reletting the Premises;

(iii) Third, to the payment of reasonable costs of any such alterations, repairs, additions, removal, storage, and renovations to the Premises;

(iv) Fourth, to the payment of rent due and unpaid under this Lease; and

(v) The residue, if any, shall be held by Landlord and applied as payment of future rent as the same may become due and payable under this Lease.

(d) No act or omission by Landlord or its agents during the Term shall be an acceptance of a surrender of the Premises, and no agreement to accept a surrender of the Premises shall be valid, unless made in writing and signed by a duly authorized representative of Landlord. Neither any remedy set forth in this Lease nor pursuit of any particular remedy shall preclude Landlord from any other remedy set forth in this Lease or otherwise available at law or in equity. Landlord shall be entitled to a restraining order or injunction to prevent Tenant from breaching or defaulting under any of its obligations under this Lease other than the payment of rent or other sums due hereunder.

(e) Neither the termination of this Lease nor the exercise of any remedy under this Lease or otherwise available at law or in equity shall affect the right of Landlord to any right of indemnification set forth in this Lease or otherwise available at law or in equity by reason of Tenant’s occupancy of the Premises, and all rights to indemnification or other obligations of Tenant shall survive termination of this Lease and termination of Tenant’s right to possession under this Lease.

21. LANDLORD DEFAULT AND TENANT’S REMEDIES.

21.1	Landlord Default.

It shall be a default and breach of this Lease by Landlord if Landlord shall fail to perform or observe any term, condition, covenant, or obligation required to be performed or observed by it under this Lease (other than Landlord’s obligations under Sections 7.4 and 12.2, which shall be governed by those Sections) for a period of thirty (30) days after written notice thereof from Tenant; provided, however, that if the term, condition, covenant, or obligation to be performed by Landlord is of such nature that the same cannot reasonably be performed within such thirty (30) day period, such default shall be deemed to have been cured if Landlord commences such performance within said thirty (30) day period and thereafter diligently undertakes to complete the same.

21.2	Tenant’s Remedies.

If Landlord breaches or fails to comply with any provisions of this Lease applicable to Landlord, and such breach or noncompliance is not cured within the period of time described in Section 21.1, then Tenant may exercise any right or remedy available to Tenant under this Lease, at law or in equity, except to the extent expressly waived or limited by the terms of this Lease.

22. SECURITY DEPOSIT.

Landlord and Tenant acknowledge that there is no security deposit under this Lease.

23. BROKERS.

Landlord and Tenant represent and warrant that no broker or agent negotiated or was instrumental in negotiating or consummating this Lease except the Brokers. Neither party knows of any other real estate broker or agent who is or might be entitled to a commission or compensation in connection with this Lease. Landlord will pay all fees, commissions or other compensation payable to the Brokers pursuant to separate agreement between Landlord and the Brokers. Tenant and Landlord will indemnify, defend and hold each other harmless from all damages paid or incurred by the other resulting from any claims asserted against either party by brokers or agents claiming through the other party, other than the Brokers. Landlord’s obligation under this Section 23 will survive the expiration or early termination of the Term.

24. LIMITATIONS ON LANDLORD’S LIABILITY.

Notwithstanding any other provision herein, any liability for damages, breach or nonperformance by Landlord, or arising out of the subject matter of, or the relationship created by, this Lease, will be collectible only out of Landlord’s interest in the Building and any insurance or condemnation proceeds received with respect thereto (or if Landlord has transferred the Building the proceeds of such transfer if the event giving rise to the claim occurred prior to the transfer of the Building) and no liability will at any time be asserted against any other assets of Landlord, its parent and affiliated corporations, its and their partners, venturers, directors, officers, agents, servants and employees, or any of its or their successors or assigns; all such liability, if any, being expressly waived and released by Tenant.

25. NOTICES.

Except in connection with an unlawful detainer action, in which case notice shall be given in the manner required under the applicable unlawful detainer statute, all notices required or permitted under this Lease must be in writing and will only be deemed properly given and received (a) when actually given and received, if delivered in person to a party; or (b) one business day after deposit with a private courier or overnight delivery service, if such courier or service obtains a written acknowledgment of receipt, or (c) four days after deposit in the US Mail certified return receipt requested. Except in connection with an unlawful detainer action, in which case such notice shall be given in the manner required under the applicable unlawful detainer statute, all notices must be transmitted by one of the methods described above to the party to receive the notice at, in the case of notices to Landlord, Landlord’s Address, and in the case of notices to Tenant, the Tenant’s Notice Address, or, in either case, at such other address(es) as either party may notify the other of according to this Section 25; provided that at no time may Tenant designate more than four (4) addresses for notice. Time shall be of the essence for the giving of all notices required or permitted under the provisions of this Lease.

26. MISCELLANEOUS.

26.1	Binding Effect.

Each of the provisions of this Lease will extend to bind or inure to the benefit of, as the case may be, Landlord and Tenant, and their respective heirs, successors and assigns, provided this clause will not permit any transfer by Tenant contrary to the provisions of Section 15.

26.2	Complete Agreement; Modification.

All of the representations and obligations of the parties are contained in this Lease and no modification, waiver or amendment of this Lease or of any of its conditions or provisions will be binding upon a party unless in writing signed by such party.

26.3	Delivery for Examination.

Submission of the form of the Lease for examination will not bind Landlord in any manner, and no obligations will arise under this Lease until it is signed by both Landlord and Tenant and delivery is made to each.

26.4	No Air Rights.

This Lease does not grant any easements or rights for light, air or view. Any diminution or blockage of light, air or view by any structure or condition now or later erected will not affect this Lease or impose any liability on Landlord.

26.5	Enforcement Expenses.

Each party agrees to pay, upon demand, all of the other party’s costs, charges and expenses, including the fees and out-of-pocket expenses of counsel, agents, and others retained, incurred in successfully enforcing the other party’s obligations under this Lease.

26.6	Waiver of Consequential Damages.

Neither Landlord nor Tenant shall be liable to the other (or any person or entity claiming by, through or under the other) for, and each hereby releases and waives any claims with respect to, any consequential damages arising under or in connection with this Lease.

26.7	Building Name.

Landlord shall have the right to name (and rename) the Building as Landlord desires, from time to time.

26.8	Project Modifications.

Landlord reserves the right to make reasonable alterations to all areas of the Project that are not within the Premises or within any other areas as to which Tenant has exclusive use rights, so long as the same do not adversely impact Tenant’s ability to utilize the Premises or the Project.

26.9	No Waiver.

No waiver of any provision of this Lease will be implied by any failure of either party to enforce any remedy upon the violation of such provision, even if such violation is continued or repeated subsequently. No express waiver will affect any provision other than the one specified in such waiver, and that only for the time and in the manner specifically stated.

26.10	Recording; Confidentiality.

Intentionally Deleted.

26.11	Captions.

The captions of sections are for convenience only and will not be deemed to limit, construe, affect or alter the meaning of such sections.

26.12	Invoices.

All bills or invoices to be given by Landlord to Tenant will be sent to Tenant’s Invoice Address. Tenant may change Tenant’s Invoice Address by notice to Landlord given according to Section 25 provided only one address at any time shall be given as Tenant’s Invoice Address.

26.13	Severability.

If any provision of this Lease is declared void or unenforceable by a final judicial or administrative order, this Lease will continue in full force and effect, except that the void or unenforceable provision will be deemed deleted and replaced with a provision as similar in terms to such void or unenforceable provision as may be possible and be valid and enforceable.

26.14	Jury Trial.

EACH PARTY TO THIS LEASE HEREBY EXPRESSLY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION ARISING HEREUNDER WHETHER SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION IS NOW EXISTING OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT OR TORT OR OTHERWISE; AND EACH PARTY HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY, AND THAT ANY PARTY TO THIS LEASE MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF ANY RIGHT THEY MIGHT OTHERWISE HAVE TO TRIAL BY JURY. NOTWITHSTANDING THE FOREGOING TO THE CONTRARY, IN THE EVENT THAT THE JURY TRIAL WAIVER CONTAINED HEREIN SHALL BE HELD OR DEEMED TO BE UNENFORCEABLE, EACH PARTY HERETO HEREBY EXPRESSLY AGREES TO SUBMIT TO JUDICIAL REFERENCE PURSUANT TO CALIFORNIA CODE OF CIVIL PROCEDURE SECTIONS 638 THROUGH 645.1

ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION ARISING HEREUNDER FOR WHICH A JURY TRIAL WOULD OTHERWISE BE APPLICABLE OR AVAILABLE. PURSUANT TO SUCH JUDICIAL REFERENCE, THE PARTIES AGREE TO THE APPOINTMENT OF A SINGLE REFEREE AND SHALL USE THEIR BEST EFFORTS TO AGREE ON THE SELECTION OF A REFEREE. IF THE PARTIES ARE UNABLE TO AGREE ON A SINGLE A REFEREE, A REFEREE SHALL BE APPOINTED BY THE COURT UNDER CALIFORNIA CODE OF CIVIL PROCEDURE SECTIONS 638 AND 640 TO HEAR ANY DISPUTES HEREUNDER IN LIEU OF ANY SUCH JURY TRIAL. THE PARTIES ACKNOWLEDGE AND AGREE THAT THE APPOINTED REFEREE SHALL HAVE THE POWER TO DECIDE ALL ISSUES IN THE APPLICABLE ACTION OR PROCEEDING, WHETHER OF FACT OR LAW, AND SHALL REPORT A STATEMENT OF DECISION THEREON; PROVIDED, HOWEVER, THAT ANY MATTERS WHICH WOULD NOT OTHERWISE BE THE SUBJECT OF A JURY TRIAL WILL BE UNAFFECTED BY THIS WAIVER AND THE AGREEMENTS CONTAINED HEREIN. THE PARTIES HERETO HEREBY AGREE THAT THE PROVISIONS CONTAINED HEREIN HAVE BEEN FAIRLY NEGOTIATED ON AN ARMS-LENGTH BASIS, WITH BOTH SIDES AGREEING TO THE SAME KNOWINGLY AND BEING AFFORDED THE OPPORTUNITY TO HAVE THEIR RESPECTIVE LEGAL COUNSEL CONSENT TO THE MATTERS CONTAINED HEREIN. ANY PARTY TO THIS LEASE MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY AND THE AGREEMENTS CONTAINED HEREIN REGARDING THE APPLICATION OF JUDICIAL REFERENCE IN THE EVENT OF THE INVALIDITY OF SUCH JURY TRIAL WAIVER.

26.15	Authority to Bind.

The individuals signing this Lease on behalf of Landlord and Tenant represent and warrant that they are empowered and duly authorized to bind Landlord or Tenant, as the case may be, to this Lease according to its terms.

26.16	Only Landlord/Tenant Relationship.

Landlord and Tenant agree that neither any provision of this Lease nor any act of the parties will be deemed to create any relationship between Landlord and Tenant other than the relationship of landlord and tenant.

26.17	Covenants Independent.

The parties intend that this Lease be construed as if the covenants between Landlord and Tenant are independent and not dependent and that the Rent will be payable without offset, reduction or abatement for any cause except as otherwise specifically provided in this Lease.

26.18	Governing Law.

This Lease will be governed by and construed according to the laws of the State of California.

26.19	Consent and Approval Standard.

Unless otherwise expressly provided in this Lease, in any instance in which the consent or approval of Landlord or Tenant is required to be obtained by the other party hereunder, such consent or approval shall not be unreasonably withheld, conditioned or delayed.

27. OPTIONS TO EXTEND THE TERM.

27.1	Grant of Extension Options.

Provided that Tenant is not in Default at the time of its exercise of this option or as of the commencement of the Extension Term, Tenant shall have the option to extend the Term of the Lease (“Extension Option”) for (1) one additional term of five (5) years (“Extension Term”). The Extension Option shall entitle Tenant to extend the Term of this Lease as to all of the Premises.

27.2	Exercise of Extension Option.

Tenant shall notify Landlord in writing (the “Tenant’s Extension Notice”) of its intention (subject to the terms and provisions hereof) to exercise the option granted herein no earlier than the date that is two hundred seventy (270) days and no later than the date that is one hundred fifty (150) days prior to the termination of the then existing Term of this Lease or this Extension Option shall automatically be canceled and of no further force and effect, time expressly being of the essence.

27.3	Determination of Extension Annual Base Rental Rate.

Within thirty (30) days following the receipt of Tenant’s Extension Notice, Landlord shall notify Tenant in writing of Landlord’s determination of the “Extension Annual Base Rental Rate” which shall be one hundred percent (100%) of the Market Rate as of the time of Tenant’s Extension Notice, determined as provided in Section 29.1 below. If the parties are unable to agree upon a Market Rate for the Extension Term within sixty (60) days following the date of Landlord’s notice, Tenant shall elect (by written notice delivered to Landlord) to (i) decline to exercise the Extension Option or (ii) elect to exercise the Extension Option and submit the determination of Market Rate to arbitration as provided in Section 29.2, the determination of which shall be binding upon both Landlord and Tenant. The failure by Tenant to timely notify Landlord of its election shall be deemed to constitute Tenant’s election pursuant to clause (i) in the immediately preceding sentence, whereupon all rights and privileges granted to Tenant to renew or extend this Lease shall automatically terminate. If for any reason the Market Rate shall not have been determined prior to the commencement of the Extension Term, then, until the Market Rate and, accordingly, the Extension Annual Base Rental Rate, shall have been finally determined, the Annual Base Rental Rate per Rentable Square Foot in the Premises shall be one hundred percent (100%) of the rate specified in Landlord’s notice as the Market Rate. Upon final determination of the Market Rate, an appropriate adjustment to the Annual Base Rental Rate per rentable square foot in the Premises shall be made reflecting such final determination, and Landlord and Tenant, as the case may be, shall promptly refund or pay to the other any overpayment or deficiency, as the case may be, in the payment of Base Rent from the commencement of the Extension Term to the date of such final determination.

28. RIGHT OF FIRST OFFER.

28.1	Grant of Right of First Offer.

(a) Throughout the Term of this Lease, Tenant shall have one time right of first offer to lease (the “ROFO”) the currently vacant approximately 12,000 Rentable Square Feet in the Building which is identified on Exhibit A-2 (the “ROFO Space”). Landlord shall notify Tenant of the availability of the ROFO Space (“ROFO Offer Notice”) which such ROFO Offer Notice shall set forth Landlord’s determination of the Market Rate, and a complete copy of any letters of intent, proposals, leases or other writings indicating the terms and conditions of such proposed lease, if applicable.

(b) The Annual Base Rental Rate with respect to the ROFO Space shall be one hundred percent (100%) of the Market Rate. In determining the Market Rate applicable to the ROFO Space, Additional Rent shall be calculated pursuant to Section 4 of this Lease as follows: the Base Year shall be the calendar year in which the term for the ROFO Space commences; and Tenant’s Share shall be determined by the ratio of the ROFO Space to the total number of Rentable Square Feet contained in the Building.

(c) Tenant shall have a period of ten (10) days after receipt of a ROFO Offer Notice to notify Landlord in writing of either (A) its election to lease such space at the Market Rate if Landlord and Tenant have agreed to the Market Rate during the applicable time period or (B) its election to decline to lease such space or (C) its election to lease such space while leaving the determination of Market Rate to arbitration in accordance with Section 29.2, which shall be binding upon the parties. If Tenant fails to timely notify Landlord regarding (A), (B) or (C) in the preceding sentence within the applicable time period, Tenant shall be deemed to have elected to decline to lease such space, and Landlord may lease the subject space to any third party on any terms. Tenant’s ROFO shall apply to the ROFO Space regardless of whether Tenant has previously failed to exercise its ROFO or any other right with respect to all or any portion of the ROFO Space.

(e) If Tenant elects to lease space pursuant to this Section 28, Tenant and Landlord shall execute an amendment, reflecting the agreed upon terms, within thirty (30) days after agreement is reached regarding such terms, if at all.

29. DETERMINATION OF MARKET RATE.

29.1	Definition of Market Rate.

As used in this Lease, “Market Rate” shall mean the then prevailing fair market effective rental rate (which rate could include the payment of a tenant improvement allowance by Landlord, to the extent it is part of fair market rental rate structure), based on tenancies (for a term comparable to the time period in question) covering office space of comparable size and condition to the space in question in comparable buildings in comparable locations in the Pleasanton area including Hacienda Business Park and the Building, determined on a “gross” lease basis (with “gross” meaning terms substantially similar to this Lease) as of the date Tenant exercises the applicable option taking into account the following: (1) the location, quality and age of the building; (2) location, size and/or floor levels of the space in question, including view, lobby exposure, etc.; (3) definition of “rentable” area; (4) extent of leasehold improvements in the space in question or to be provided, and/or any allowance for same; (5) abatements (including base rental, operating expenses and real estate taxes, and parking charges); (6) inclusion and/or exclusion of parking charges in rental; (7) lease takeovers and assumptions; (8) programming/space planning/interior architecture and engineering allowances; (9) relocation allowances; (10) refurbishment allowances; (11) distinction between “gross,” “modified gross” and “net” leases; (12) base year or dollar amounts for escalation purposes; (13) any other adjustments (including, for example, by way of indices) to base rental; (14) credit standing of Tenant and any applicable tenant; (15) term or length of lease; (16) the time the particular rental rate under consideration was agreed upon and becomes or is to become effective; and (17) any other concession or inducement and/or relevant terms or conditions that a reasonable and knowledgeable real estate professional would include in making such fair value rental rate determination. In each and every instance under this Lease in which the Market Rate is to be determined, integral to such determination shall be all relevant economic factors as enumerated above, including, without limitation, lease takeovers, abatements, leasehold improvements and other allowances, etc. The valuation shall be based on the highest and best use of the Premises permitted under this Lease and not necessarily the use being made by Tenant.

29.2	Determination by Arbitration.

If submitted to arbitration, Market Rate for the space in question for the applicable term shall be determined in accordance with this Section 29.2. Within fifteen (15) days following Tenant’s election to submit the determination of Market Rate to arbitration, Tenant and Landlord shall simultaneously exchange in writing signed by the respective parties, in person, their respective determinations of Market Rate for the space in question for the applicable term (in each respective case the “Landlord’s Market Rate” and the “Tenant’s Market Rate”). In the event the Landlord’s Market Rate and the Tenant’s Market Rate differ by less than five percent (5%) per rentable square foot per annum during the applicable term (amortizing any upfront concessions, e.g., leasehold improvements, rental abatements, etc., over the applicable term), then the Market Rate for the space in question for the applicable term shall be the average of the Landlord’s Market Rate and the Tenant’s Market Rate. If the Landlord’s Market Rate and the Tenants Market Rate differ by five percent (5%) or more per rentable square foot per annum during the applicable term, then the Market Rate shall be determined by arbitration and Landlord and Tenant shall, within thirty (30) days following the exchange of the parties respective Market Rate determinations mutually agree upon a third party arbitrator satisfactory to both parties to render a final determination of the Market Rate. If Landlord and Tenant are unable to mutually agree upon an arbitrator within such period, the parties shall then apply to the American Arbitration Association (“AAA”) or any successor thereto for the designation of an arbitrator to render a final determination of the Market Rate. In either event the arbitrator shall (a) be a real estate broker licensed in the State of California, (b) have at least ten (10) years experience in the field of office leasing (including at least five (5) years experience in Northern California-preferably in Pleasanton but not required), (c) not have individually represented either Landlord or Tenant during the preceding five (5) year period, (d) have been involved in transactions comprising at least 3,000,000 square feet in the aggregate and involved in at least 10 transactions in excess of 50,000 Rentable Square Feet, and (e) be generally experienced and competent in determining market rates for office space similar to the space in question. The arbitrator shall conduct such hearings and investigations as the arbitrator shall deem appropriate and shall, within thirty (30) days after having been appointed, choose either Tenant’s Market Rate or Landlord’s Market Rate, and that choice by the arbitrator shall be binding upon Landlord and Tenant as the Market Rate for the space in question for the applicable term. Each party shall pay its own counsel fees and expenses, if any, in connection with any arbitration under this Section 29.2, and the parties shall share equally all other expenses and fees of any such arbitration. The arbitrator shall not have the power to add to, modify, or change any of the provisions of this Lease.

30. TERMINATION OPTION.

Tenant may terminate this Lease in its entirety effective as of the last day of the sixtieth (60 th) full calendar month following the Rent Commencement Date (“Termination Date”) by delivering to Landlord written notice (“Termination Notice”) thereof at least six (6) months before the Termination Date. As a pre-condition to such termination, Tenant shall pay to Landlord, not later than ninety (90) days after the delivery of the Termination Notice, a termination fee equal to One Hundred Twenty Five Thousand and No/100 Dollars ($125,000.00) and Tenant shall vacate such space in the condition required by this Lease on or before the date the Termination Date.

31. SIGNAGE.

31.1	Interior Signage.

Landlord, at Landlord’s sole expense, shall provide Tenant with Building standard directory signage in the lobby of the Building and suite identification signage. Additionally, Landlord shall provide Tenant with one (1) band on the Building monument sign.

31.2	Façade Signage.

(a) Tenant shall have the nonexclusive right to the parapet signage on the northeast side of the Building at the top of the Building. If under Section 15 an assignee or sublessee is entitled to any of Tenant’s signage rights, the right of such assignee and sublessee to utilize such signage shall be subject to the requirements of Section 31.3.

31.3	Signage Approval.

(a) Any signage of Tenant shall be subject to (i) Landlord’s approval, (ii) existing sign guidelines under regulations of applicable governmental authorities, (iii) HBPOA approval, and (iv) City of Pleasanton permitting requirements.

31.4	Maintenance and Repair.

Tenant shall pay the cost of removing (and repairs required as a result thereof) all signage (and the cost of installation of fits parapet signage) and any repairs and maintenance required in connection therewith. Tenant, at Tenant’s cost, shall clean and maintain the parapet signage as is customary.

32. ROOFTOP COMMUNICATIONS EQUIPMENT.

32.1	Right to Install Antennas.

In addition to the other rights granted by this Lease, Tenant shall have the right but not the obligation, during the Term to install, maintain and operate not more than two (2) satellite dishes and/or whip antennae or similar rooftop antenna (the “Antennas”) on the Building’s roof (the “Roof”) in a location reasonably designated by Landlord (the “Antenna Site”). Tenant may also use the Building’s risers, conduits and towers for purposes of installing cabling from the Antennas to the Premises in the interior of the Building. Tenant shall pay no additional charge for such rights during the Term.

32.2	Right of Use/Ownership of Antennas.

Landlord shall have the right to use the remainder of the Roof and for permitting other tenants in the Building to lease space on the Roof and in any event only if (a) Tenant continues to have reasonable access to the Antenna Site and the Antennas, and (b) any other equipment installed on the Roof pursuant to leases or other agreements entered into after the date of this Lease will not interfere with the Antennas’ ability to receive.

32.3	Installation, Maintenance, Operation and Removal of Antennas.

Tenant shall install and maintain the Antennas and related cabling at its sole expense. Prior to installation, Landlord shall have the right to approve the type, size, height, weight, location, and method of Antenna attachment of any Antennas, which approval shall not be unreasonably withheld, conditioned, or delayed. Without limiting the foregoing, Landlord shall have the right to require Tenant to install decorative screening and fencing in order to shield the Antennas from view, so long as such screening and fencing does not adversely affect the performance of the Antennas. Prior to installation, Tenant shall submit to Landlord and obtain Landlord’s approval of plans and specifications for the installation and such other information reasonably required by Landlord (which approval shall not be unreasonably withheld, conditioned or delayed). Tenant shall have access to the Antenna Site at all times, subject to any reasonable restrictions of Landlord. The installation of the Antennas shall be completed in a workmanlike manner and in accordance with all applicable Laws. Tenant shall install the Antennas using non-penetrating roof mounts. Tenant shall comply with all floor load limitations. At the termination of this Lease (whether upon the Expiration Date or otherwise) Tenant shall, at Tenant’s sole cost and expense, remove the Antennas and restore the Antenna Site to the condition it was prior to installation of the Antennas, reasonable wear and tear and damage due to fire or other casualty excepted.

32.4	Compliance with Laws.

Tenant shall comply in all material respects with all applicable Laws governing the installation and operation of the Antennas. Tenant shall be responsible for obtaining, if required, any building permits and any licenses or permits required by Federal Communication Commission, the Federal Aviation Administration or any other governmental agency having jurisdiction over the Building. If required by any such governmental agencies, Tenant shall paint the dish portion of the Antennas. Landlord agrees to reasonably assist and cooperate, at no cost to Landlord, with Tenant to obtain any appropriate licenses or permits.

32.5	Termination.

All rights granted to Tenant pursuant to this Section 32 shall automatically terminate upon the expiration of this Lease or earlier termination thereof.

32.6	Prior Rights.

Tenant’s rights hereunder are subject to all rights of tenants at the Project as of the Date of this Lease to install and maintain similar equipment at the Project. The Landlord, at its sole option, may require the Tenant at any time prior to the expiration of this Lease, to terminate the operation of the Antennas if it is (i) causing physical damage to the structural integrity of the Building, (ii) causing a safety hazard, (iii) interfering with any other service provided by the Building or Project, or (iv) interfering with any other tenant’s business (existing on the date of this Lease). If the Tenant promptly corrects the item(s) in i-iv caused by the Antennas to the Landlord’s reasonable satisfaction, the Tenant may restore its operation. If, the Tenant is unable or unwilling to correct that item(s) in i-iv caused by the Antennas to the Landlord’s reasonable satisfaction, Landlord, in its sole discretion, may require Tenant to remove the Antennas at Tenant’s own cost and expense.

33. ARBITRATION.

Other than the determination of the Market Rate pursuant to Section 29.2 (which shall be resolved in accordance with such Section), the submittal of all matters to arbitration in accordance with the provisions of this Section is the sole and exclusive method, means and procedure to resolve any and all claims, disputes or disagreements arising under this Lease, including, but not limited to Landlord’s failure to approve an assignment, sublease or other transfer of Tenant’s interest under this Lease, or any other defaults by Landlord or Tenant except for (i) unlawful detainer proceedings brought by Landlord to gain possession of the Premises or terminate Tenant’s right of possession to the Premises (including any defenses, but not counterclaims, of Tenant thereto), and (ii) claims for specific performance of any obligations under this Lease, which disputes shall be resolved by suit filed in the Superior Court of Alameda County, California, the decision of which court shall be subject to appeal pursuant to applicable law. The parties hereby irrevocably waive any and all rights to the contrary and shall at all times conduct themselves in strict, full, complete and timely accordance with the provisions of this Section and all attempts to circumvent the provisions of this Section shall be absolutely null and void and of no force or effect whatsoever.

Any dispute to be arbitrated pursuant to the provisions of this Section shall be determined by binding arbitration before a retired judge of the Superior Court of the State of California (the “Arbitrator”) under the auspices of Judicial Arbitration & Mediation Services, Inc. (“JAMS”). Such arbitration shall be deemed initiated by either party sending written notice (the “Arbitration Notice”) of a demand to arbitrate to the other party and to JAMS. The Arbitration Notice shall contain a description of the subject matter of the arbitration, the dispute with respect thereto, the amount involved, if any, and the remedy or determination sought. The parties may agree on a retired judge from the JAMS panel. If they are unable to agree within fourteen (14) days after initiating the Arbitration, either party may direct JAMS to immediately provide a list of three available judges and each party may strike one (the strike list must be returned to JAMS within fourteen (14) days after receipt thereof, failing which either party may direct JAMS to immediately select the Arbitrator from the remaining judge (or if there are two, from the remaining two judges)). The remaining judge (or if there are two, the one selected by JAMS) will serve as the Arbitrator. In the event that JAMS shall no longer exist or if JAMS fails or refuses to accept submission of such dispute, then the dispute shall be resolved by binding arbitration before AAA under the AAA’s commercial arbitration rules then in effect.

The Arbitrator shall schedule a pre-hearing conference to resolve procedural matters, arrange for the exchange of information, obtain stipulations, narrow the issues and provide a schedule for the Arbitration. The parties will submit proposed discovery schedules to the Arbitrator at the pre-hearing conference. The scope and duration of discovery will be within the sole discretion of the Arbitrator. The Arbitrator shall have the discretion to order a pre-hearing exchange of information by the parties, including, without limitation, production of requested documents, exchange of summaries of testimony of proposed witnesses, and examination by deposition of parties and third-party witnesses. This discretion shall be exercised in favor of discovery reasonable under the circumstances.

The arbitration shall be conducted in Alameda County, California. Any party may be represented by counsel or other authorized representative. In rendering a decision(s), the Arbitrator shall determine the rights and obligations of the parties according to the substantive and procedural laws of the State of California and the provisions of this Lease. The Arbitrator’s decision shall be based on the evidence introduced at the hearing, including all logical and reasonable inferences therefrom. The Arbitrator may make any determination, and/or grant any remedy or relief (an “Arbitration Award”) that is just and equitable and not inconsistent with the provisions of this Lease, including without limitation, Sections 20, 21 and 26.6. The decision must be based on, and accompanied by, a written statement of decision explaining the factual and legal basis for the decision as to each of the principal controverted issues. The decision shall be conclusive and binding, and it may thereafter be confirmed as a judgment by the Superior Court of the State of California, subject only to challenge on the grounds set forth in the California Code of Civil Procedure Section 1286.2. The validity and enforceability of the Arbitrator’s decision is to be determined exclusively by the California courts pursuant to the provisions of this Lease. The Arbitrator may award costs, including without limitation attorneys’ fees, and expert and witness costs, to the prevailing party, if any, as determined by the Arbitrator in his discretion. The Arbitrator’s fees and costs shall be paid by the non-prevailing party as determined by the Arbitrator in his discretion. A party shall be determined by the Arbitrator to be the prevailing party if its proposal for the resolution of dispute (including attorney fee liability to the date of such proposal) is the closer to that adopted by the Arbitrator.

During the pendency of any arbitration or other proceedings, Tenant shall continue to pay all Rent and Landlord and Tenant shall perform their respective obligations under this Lease.

Prior to the constitution of the arbitration tribunal, and thereafter as necessary in an emergency or to enforce the arbitrator’s rulings or in the absence of the jurisdiction of the arbitrators to rule on interim measures, any party may apply to a court of applicable jurisdiction for interim measures or emergency relief, and the parties agree that seeking and obtaining such measures shall not waive the right to arbitration.

[SIGNATURE PAGE ATTACHED]

Having read and intending to be bound by the terms and provisions of this Lease, Landlord and Tenant have signed it as of the Date.

TENANT:	ADEPT TECHNOLOGY, INC., a Delaware corporation

By:
Name:
Its:

By:
Name:
Its:

LANDLORD:	W GROUP HOLDING III LLC, a California limited liability company

By:
Name:
Its:

RASAP FRANKLIN, LLC, a California limited liability company

By:
Name:
Its:

The authorized officers of Tenant must sign on behalf of the corporation and indicate the capacity in which they are signing. The Lease must be executed by the president or a vice-president and the secretary or an assistant secretary, unless the bylaws or a resolution of the board of directors shall otherwise provide, in which event, the bylaws or a certified copy of the resolution, as the case may be, must be attached to this Lease.

SCHEDULE 1

LEGAL DESCRIPTION

THE LAND REFERRED TO HEREINBELOW IS SITUATED IN THE CITY OF PLEASANTON, COUNTY OF ALAMEDA, STATE OF CALIFORNIA, AND IS DESCRIBED AS FOLLOWS:

PARCEL ONE:

Parcel 2 of Parcel Map No. 6109, filed February 28, 1992, in Book 200 of Parcel Maps, at Page 63, Alameda County Records.

Assessor’s Parcel No. 941-2762-024

PARCEL TWO:

An easement, appurtenant to Parcel One, hereinabove described, for ingress and egress and for the construction, maintenance and operation of storm drain facilities, and appurtenance thereto, on, under, along and across the following described parcel of land:

A strip of land, 15.00 feet in width, the southwesterly lines of which are described as follows:

Beginning at the southeastern corner of said Parcel One, above; running thence along the northeasterly line of said Parcel One, north 26° 47’ 09” west, 252.00 feet; thence south 63° 12’ 15” west, 39.00 feet; thence north 26° 47’ 09” west, 306.00 feet.

PARCEL THREE:

A non-exclusive easement for common use of parking, storm drainage, utilities, ingress and egress, appurtenant to Parcel one, hereinabove described, as said facilities are situated upon Parcel 4 of said Parcel Map 6109.

APN: 941-2762-024

EXHIBIT A -1

INITIAL PREMISES

[Attached]

EXHIBIT A -2

INITIAL PREMISES

ROFO SPACE

[Attached]

EXHIBIT B

WORK LETTER

This work letter (“Work Letter”) shall set forth the terms and conditions relating to the construction of the tenant improvements in the Premises (“Tenant Improvements”) by Landlord in the Premises, at no cost to Tenant, except as otherwise set forth in Sections 3.2. 3.5 and 4.1 below.

SECTION 1: CONSTRUCTION OF WORK BY LANDLORD

1.1 Landlord and Tenant hereby acknowledge and agree that the Work Letter has been prepared jointly by both parties and that the Work Letter sets forth the details of all improvements to be constructed by Landlord in the Premises prior to the Rent Commencement Date.

1.2 Landlord shall select such qualified, reputable and licensed general contractors and/or subcontractors as Landlord determines are appropriate in Landlord’s sole and absolute discretion for the construction of the Tenant Improvements. Tenant shall reasonably cooperate with Landlord in the construction and supervision of the Tenant Improvements and shall not materially interfere with the same.

1.3 All Tenant Improvements shall be deemed Landlord’s property under the terms of the Lease and shall revert to Landlord upon termination of the Lease for any reason, it being understood and agreed that Tenant shall have no ownership interest whatsoever in the Tenant Improvements.

SECTION 2: WORKING DRAWINGS

2.1 Landlord and Tenant hereby acknowledge the following that each intends that this Work Letter be comprised of a budget, construction plans and specifications, drawings and details for build-out of the Premises in one (1) phase (collectively, the “Working Drawings”), which are attached hereto as Schedule 1 and are hereby approved by Landlord and Tenant. The Working Drawings shall not be changed without each party’s approval. Tenant agrees to respond to any written request from Landlord for Tenant’s approval of materials prepared to be incorporated into the Working Drawings within five (5) business days from the date of any such request. Time shall be of the essence as to each of the timing provisions in this Work Letter.

SECTION 3: COMPLETION OF WORK

3.1 Landlord shall not be responsible to Tenant for any loss of or damage to any Tenant’s property installed or left in the Premises or such other space within the Project during the completion of the Tenant Improvements or at any time thereafter during the entire Lease Term, except due to the gross negligence or willful misconduct of Landlord, or its employees or agents.

3.2 Any additional out-of-pocket third party costs and expenses reasonably incurred by Landlord as a result of any material breach by Tenant of the provisions of this Work Letter and/or any modifications requested by Tenant to the Working Drawings (and not otherwise required by law), including, without limitation, increased fees which Landlord may be required to pay for architectural, engineering and other similar services, any additional construction costs, including costs of change orders, and any and all other out-of-pocket third party costs reasonably incurred or suffered by Landlord by reason thereof, including any delays in Landlord’s construction of the Premises caused by Tenant’s failure to comply with the provisions of this Work Letter, shall be at the sole cost and expense of Tenant.

3.3 Tenant shall, at Tenant’s sole cost and expense, obtain all permits, licenses and other approvals required for Tenant’s particular use of the Premises (other than relating to the construction of the Tenant Improvements).

3.4 As used in the Lease or herein, the term “Substantial Completion,” “Substantially Completed,” and any derivations thereof mean the Tenant Improvements in the Premises is substantially completed (as reasonably determined by Landlord’s contractor) in substantial accordance with the Working Drawings.

3.5 As used herein, a “Tenant Delay Day” means each day of delay in the performance of the Tenant Improvements that occurs (a) because Tenant fails to timely furnish any information required hereunder or deliver or approve any required documents in each case, as required by this Work Letter, (b) because of any change requested by Tenant to the Working Drawings (other than required by law); (c) because Tenant or its appointed agent or representative fails to attend any meeting scheduled in advance at mutually acceptable times with Landlord, the architect, any design professional, or any contractor, or their respective employees or representatives, as may be required or scheduled hereunder or otherwise necessary in connection with completion of the Tenant Improvements or (d) Tenant fails to deposit any Overage (as hereinafter defined) with Landlord as and when required hereunder.

3.6 Tenant shall have the right to conduct a walkthrough of the Premises with Landlord within fifteen (15) business days following the Rent Commencement Date to establish a punch list of items (“Punch List Items”) to be completed by Landlord within thirty (30) days thereafter, provided, however, that if Landlord is unable, despite using its commercially reasonable efforts to complete such Punch List Items within such thirty (30) day, then Landlord shall be afforded such additional time as is reasonably necessary to allow Landlord to complete such Punch List Items, provided that Landlord is diligently prosecuting the same. The Punch List Items shall be limited to those components of the Tenant Improvements set forth in the Working Drawings which were not completed as of the Rent Commencement Date.

3.7 Landlord shall construct the Tenant Improvements in accordance with all applicable Laws, in effect only, as of Substantial Completion of the Tenant Improvements.

SECTION 4: COST OF TENANT IMPROVEMENTS

4.1 Landlord anticipates that the costs to complete the Tenant Improvements will be Four Hundred Fifty One Thousand One Hundred Nine and No/100 Dollars ($451,109.00) which does not include the cost of permits (“Work Cost”) in total based on the Working Drawings. Landlord’s obligations with respect to the Tenant Improvements (other than for permits, which shall remain Landlord’s obligation) shall not exceed the Work Cost. Tenant shall be responsible for the cost of the Tenant Improvements to the extent they exceed the Work Cost (“Overage”), including, the cost of the change order attached hereto to Schedule 1.

SECTION 5: ADDITIONAL IMPROVEMENTS

Landlord shall, prior to the Rent Commencement Date, cause: (i) the exterior of the Building to be professionally powered washed and cleaned and (ii) all of the exterior windows of the Building (and windows in the Premises) to be professionally cleaned.

SECTION 6: DOCK ACCESS

The current parking design limits access to Tenant’s shipping and delivery area. As part of the Tenant Improvements, Landlord shall provide a clear path of travel to Tenant’s shipping and delivery area. Any parking spaces used to resolve such issue shall reduce the number of parking spaces available to Tenant.

Schedule 1

Working Drawings (together with Budget)

[Attached]

EXHIBIT C

OCCUPANCY ESTOPPEL CERTIFICATE

THIS OCCUPANCY ESTOPPEL CERTIFICATE (“Certificate”) is given by ADEPT TECHNOLOGY, INC., a Delaware corporation (“Tenant”) to W GROUP HOLDING III LLC, a California limited liability company and RASAP FRANKLIN, LLC, a California limited liability company (“Landlord”), with respect to that certain Lease Agreement dated September             , 2008 (“Lease”), under which Tenant has leased from Landlord certain premises (“Premises”) in the building located at 5627 Gibraltar Drive, Pleasanton, California 94588 (“Building”).

In consideration of the mutual covenants and agreements stated in the Lease, and intending that this Certificate may be relied upon by Landlord and any prospective purchaser or present or prospective mortgagee, deed of trust beneficiary or ground lessor of all or a portion of the Building, Tenant certifies as follows:

1. Except for those terms expressly defined in this Certificate, all initially capitalized terms will have the meanings stated for such terms in the Lease.

2. Landlord fast delivered possession of the Premises to Tenant with the Tenant Improvements Substantially Completed on                     ,             .

3. The Rent Commencement Date occurred on                     ,             , and the Expiration Date will occur on                     ,             .

Executed this              day of                     ,             .

TENANT:

By:
Name:
Title:

By:
Name:
Title:

The authorized officers of Tenant must sign on behalf of the corporation and indicate the capacity in which they are signing. This document must be executed by the president or vice-president and the secretary or assistant secretary, unless the bylaws or a resolution of the board of directors shall otherwise provide, in which event, the bylaws or a certified copy of the resolution, as the case may be, must be attached to this document.

EXHIBIT D

RULES AND REGULATIONS

1. Tenant shall not place anything or allow anything to be placed near the glass of any window, door, partition or wall, which may in Landlord’s reasonable judgment appear unsightly from outside the Premises or from outside the Building.

2. The sidewalks, halls, passages, exits, entrances, elevators and stairways shall not be obstructed by Tenant for any purposes other than for ingress to and egress from the Premises. The halls, passages, exits, entrances, elevators, stairways, balconies and roof are not for the use of the general public and the Landlord shall in all cases retain the right to control and prevent access thereto by all persons whose presence in the judgment of Landlord, reasonably exercised, shall be prejudicial to the safety, character, reputation and interests of the Building. Neither Tenant nor any employees or invitees of any tenant shall go upon the roof of the Building.

3. The toilet rooms, urinals, wash bowls and other apparatus shall not be used for any purposes other than that for which they were constructed and no foreign substance of any kind whatsoever shall be thrown therein, and to the extent caused by Tenant or its employees or invitees, the expense of any breakage, stoppage or damage resulting from the violation of this rule shall be borne by Tenant unless covered or required to be covered by Landlord’s property insurance required to be maintained under this Lease; however, if any such breakage, stoppage or damage is so covered or required to be covered, Tenant shall nevertheless be responsible up to the deductible amount (not to exceed $5,000).

4. Tenant shall not cause any unnecessary janitorial labor or services to the Common Areas by reason of Tenants carelessness or indifference in the preservation of good order and cleanliness.

5. Unless otherwise permitted in the lease, no cooking shall be done or permitted by Tenant on the Premises. The Premises shall not be used for lodging. Landlord and Tenant acknowledge that Tenant shall be permitted to use the outdoor barbeque area for cooking and grilling. In addition, Tenant may from time to time in connection with events in the outdoor barbeque area use a portion of the parking lot near the east side of the building for barbequing and cooking.

6. Tenant shall not bring upon, use or keep in the Premises or the Building any kerosene, gasoline or flammable or combustible fluid or material, except as may be necessary in connection with any back-up power supply installed by Tenant pursuant to the lease or other equipment in the Premises or on the Project and any cleaning supplies. Tenant shall not use any method of heating the Premises other than that supplied by Landlord.

7. Tenant shall not allow any of its owners, employees, agents, visitors, clients or invitees to smoke in the Premises or the Building. Tenant shall be entitled to designate a smoking area for its employees outside the Building subject to Landlord’s approval of the location thereof.

8. Landlord shall have sole power to direct electricians as to where and how telephone and other wires are to be introduced. No boring or cutting for wires is to be allowed without the consent of Landlord. The location of telephones, call boxes and other office equipment affixed to the Premises shall be subject to the approval of Landlord. Landlord’s approval of plans and specifications that reflect the necessity for boring or cutting and/or the locations of telephones, call boxes and other office equipment affixed to the Premises shall be deemed consent or approval, as applicable, of the same and the location thereof.

9. Upon the termination of the tenancy, Tenant shall deliver to the Landlord all keys and passes for offices, rooms, parking lot and toilet rooms which shall have been furnished by Landlord. In the event of the loss of any keys so furnished, Tenant shall pay the Landlord for a like number of replacement keys if Landlord is required to replace the same. Tenant shall not make or cause to be made any such keys and shall order all such keys solely from Landlord and shall pay Landlord for Landlord’s actual out-of-pocket cost of providing any additional such keys over and above the two sets of keys furnished by Landlord.

10. Tenant shall not install linoleum, tile, carpet or other floor covering so that the same shall be affixed to the floor of the Premises in any manner except as approved by Landlord.

11. Tenant shall use reasonable efforts to cause all doors to the Premises to be closed and securely locked before leaving the Building at the end of the day.

12. Landlord and Tenant shall cooperate with each other to ensure effective operation of the Premises and the Building’s heating and air conditioning, and shall refrain from attempting to adjust any controls; however, Tenant shall be entitled to make minor adjustments in the thermostats for the Premises so as to maintain comfortable temperature conditions in the Premises and to adjust controls in emergency situations. Landlord shall promptly respond to calls from Tenant requesting adjustment of any controls. Tenant shall keep corridor doors between the Premises and Common Areas closed.

13. Tenant shall be primarily responsible for protecting the Premises from theft, robbery and pilferage, which includes keeping doors locked and other means of entry to the Premises closed and secured.

14. Peddlers, solicitors and beggars shall be reported to the office of the Building or as Landlord otherwise requests in writing.

15. Tenant shall not advertise the business, profession or activities of Tenant conducted in the Building in any manner which violates any code of ethics adopted by any recognized association or organization of which Tenant is a member pertaining to such business, profession or activities.

16. Tenant may not allow pets to be brought into the Building or any part thereof except for seeing eye dogs.

17. Tenant acknowledges that Building security problems may occur which may require the employment of extreme security measures in the day-to-day operation of the Building. However, Landlord agrees that such security measures shall be reasonable in light of the circumstances for a building such as the Building. Landlord shall not employ any such security measures for purposes of harassment or disruption of Tenant’s business, its employees or Tenant’s invitees.

Accordingly:

(a) Landlord may at any time, or from time to time, or for regularly scheduled time periods, as deemed advisable by Landlord and/or its agents, in their reasonable discretion, require that persons entering or leaving the Building identify themselves to watchmen or other employees designated by Landlord, by registration, identification or otherwise.

(b) Landlord may at any time, or from time to time, or for regularly scheduled time periods, as deemed advisable by Landlord and/or its agents, in their reasonable discretion, employ other reasonable security measures, such as, but not limited to, the search parcels, packages, etc., entering and leaving the Building, the evacuation of the Building, and the denial of access of any person to the Building.

(c) Tenant hereby assents to the exercise of the above discretion by Landlord and its agents, so long as such discretion is exercised under reasonable belief of cause regardless of whether or not such action shall in fact be warranted, and so long as any such action is applied uniformly or is aimed at specific persons whose conduct is deemed suspicious.

(d) To the extent such security measures are reasonable for a building such as the Building in light of the circumstances necessitating such security measures, the exercise of such security measures and the resulting interruption of service and cessation or loss of Tenant’s business, if any, shall never be deemed an eviction or disturbance of Tenant’s use and possession of the Premises, or any part thereof, or render Landlord liable to Tenant for damages or relieve Tenant from Tenant’s obligations under this Lease.

(e) Tenant agrees that it and its employees will reasonably cooperate with Building employees in the implementation of any and all security procedures to the extent such security measures are reasonable for a building such as the Building in light of the circumstances.

(f) Such security measures shall be the sole responsibility of Landlord and Tenant shall have no liability for action taken by Landlord in connection therewith.

To the extent reasonably possible, Landlord shall minimize the disruption to, and shall not employ any such security measures for purposes of harassment or disruption of, Tenant’s business, its employees or Tenant’s invitees.

21. Canvassing, soliciting or peddling in the Building is prohibited and Tenant shall cooperate to prevent same.

22. Tenant shall not make or permit any loud or improper noises in the Premises or the Building or otherwise unreasonably interfere in any way with other tenants in the Building. Landlord acknowledges, however, that the foregoing shall not diminish Tenant’s rights to hold outdoor events on the Project as permitted under the Lease.

23. Tenant, or the employees, agents, servants, visitors or licensees of Tenant, shall not, at any time or place, leave or discard rubbish, paper, articles or objects of any kind whatsoever outside the doors of the Premises or in the corridors or passageways of the Building except in approved trash receptacles.

24. Landlord shall have the right to reasonably determine and prescribe the weight and proper position of any unusually heavy equipment, including computers, safes, large files, etc., that are to be placed in the Building, and only those which in the reasonable judgment of the Landlord will not do damage to the floors, structure and/or elevators may be moved into the Building. Any damage caused by installing, moving or removing such aforementioned articles in the Building shall be paid for by Tenant.

25. The requirements of Tenant will be attended to only upon application at the office of the Building. Except as otherwise provided in the Lease, employees of Landlord and service contractors shall not perform any work for tenants outside of their regular duties, unless under special instructions form the office of the Building.

26. Landlord reserves the right to modify, amend or rescind any of these Rules and Regulations of the Building, and to make such other and further rules and regulations as in its judgment shall from time to time be needed for the safety, protection, care and cleanliness of the Building, the Leased Premises, the preservation of good order therein and the protection and comfort of the tenants in the Building and their agents, employees and invitees, which rules and regulations when modified, amended or made and written notice thereof is given to Tenant, shall be binding upon Tenant in like manner as if originally herein prescribed, subject to the limitations set forth in the Lease. As provided in the Lease, to the extent any inconsistency exists or arises between these Rules and Regulations and the provisions of the Lease, the provisions of the Lease shall control.

EXHIBIT E

PARKING

1. PARKING SPACES. Landlord shall provide to Tenant for its non-exclusive use during the Term four (4) parking spaces per 1,000 Rentable Square Feet in the Premises from time to time in the parking facilities on the Land (the “Parking Facilities”) (less the number of parking spaces, if any, used pursuant to Section 6 of the Work Letter).

2.

3. NO PARKING CHARGES: During the Term, all parking spaces shall be provided to Tenant at no additional charge.

4. USE: Tenant’s parking spaces will be for the use of employees only (“Patron”), except that Tenant may permit a portion of its spaces in the Parking Facilities to be designated as assigned visitor spaces for use by Tenant’s invitees. Patrons will be granted access to the parking facilities only upon the signing of a parking license with Landlord if desired by Landlord and requested in a written notice to Tenant. Tenant agrees to abide by Landlord’s reasonable parking rules and regulations adopted from time to time which shall be applied uniformly and without discrimination.

5. DISCLAIMER: The Parking Facilities only provide a license to park at Tenant’s sole risk. No bailment is created. Landlord does not provide safekeeping, nor shall it be deemed an insurer for vehicles or their contents. Landlord will not be responsible for fire, theft, damage or loss.

6. DAMAGE TO OR CONDEMNATION OF PARKING FACILITIES: If Landlord fails or is unable to provide any parking space to Tenant in the Parking Facilities because of damage or condemnation, such failure or inability shall never be deemed to be a default by Landlord as to permit Tenant to terminate the Lease, either in whole or in part.

7. VIOLATION OF RULES: Landlord may refuse to permit any person who violates the rules for the Parking Facilities to park in the Parking Facilities and any violation of the rules shall subject the car to removal at the car owner’s expense. No such refusal or removal shall create any liability on Landlord or be deemed to interfere with Tenant’s right to quiet possession of the Premises.

EXHIBIT F

EXPENSE EXCLUSIONS

Expenses will not include:

(1) payments of principal, finance charges or interest on debt or amortization on any mortgage, deed of trust or other debt and rental payments (or increases in same) under any ground or underlying lease or leases;

(2) advertising and promotional expenses directly relating to leasing;

(3) costs for which Landlord is entitled to be reimbursed by insurance proceeds or from tenants of the Building (other than such tenants’ regular contributions to Expenses);

(4) any depreciation or capital expenditures (except as expressly provided in the definition of Expenses);

(5) legal fees incurred for negotiating leases or collecting rents;

(6) costs directly and solely related to the maintenance and operation of the entity that constitutes the Landlord, such as accounting fees incurred solely for the purpose of reporting Landlord’s financial condition;

(7) costs of repairs, replacements or other work occasioned by fire, windstorm or other casualty if insured, or the exercise by governmental authorities of the right of eminent domain;

(8) leasing commissions, attorney’s fees, costs, disbursements and other expenses incurred by Landlord or its agents in connection with negotiations for leases with tenants, other occupants or prospective tenants or other occupants of the Building, and similar costs incurred in connection with disputes with and/or enforcement of any leases with tenants, other occupants, or prospective tenants or other occupants of the Building;

(9) “Tenant or tenant allowances,” “Tenant or tenant concessions,” and other costs and expenses (including permit, license and inspection fees) incurred in connection with completing, fixturing furnishing, renovating or otherwise improving, decorating or redecorating space for tenants or other occupants of the Building, or vacant, leasable space in the Building, including space planning/interior architecture fees and/or engineering for same;

(10) services, items and benefits for which Tenant or any other tenant or occupant of the Building specifically reimburses Landlord or for which Tenant or any other tenant or occupant of the Building pays third persons;

(11) costs or expenses (including fines, penalties and legal fees) incurred due to the violation by Landlord, its agents, any tenant (other than Tenant) or other occupant of the

Building, of any terms and conditions of this Lease or of the leases of other tenants in the Building, and/or of any valid, applicable Laws that would not have been incurred but for such violation by Landlord, its agents, or tenants, it being intended that each party shall be responsible for the costs resulting from its violation of such leases and Laws;

(12) penalties for any late payment, including, without limitation, taxes, equipment leases, etc.;

(13) costs directly resulting from the active negligence or willful misconduct of Landlord or its agents;

(14) compensation paid to clerks, attendants or other persons in commercial concessions (such as a snack bar, restaurant or newsstand) in which such person’s services are not available to Tenant;

(15) contributions to operating expense reserves;

(16) premiums and other charges with respect to rental loss insurance for any period in excess of 12 months;

(17) Landlord’s contributions to charitable organizations;

(18) costs incurred in removing the property of former tenants and or occupants of the Building (excluding normal trash removal);

(19) costs or fees relating to the defense of Landlord’s title to or interest in the Building, Land or any part thereof;

(20) costs of correcting design or construction defects, including any allowances for same, in the construction of the Building (including latent defects) or any associated parking facilities, or other improvements;

(21) payments in respect of overhead and/or profit of any subsidiary or Affiliate of Landlord, or to any other party, as a result of a non-competitive selection process for services (other than the management fee, as provided hereinabove) on or to the Building, or for goods, supplies or other materials, to the extent that the costs of such services, goods, supplies and/or materials materially exceed the costs that would have been paid had such services, goods, supplies or materials been provided (in the same manner, at the same time and upon the same terms and conditions) by parties who are not Affiliates, of similar skill, competence and experience, on a competitive basis;

(22) any franchise or income taxes of Landlord;

(23) rentals and other related expenses, if any, incurred in leasing air-conditioning systems, elevators or other equipment ordinarily considered to be of a capital nature, except equipment which is used in providing janitorial services or occasional conventional repairs or maintenance and which is not affixed to the Building;

(24) costs incurred in installing, operating, maintaining and owning any specialty items or services not normally installed operated and maintained in Buildings comparable to the Building and not necessary for Landlord’s operation, repair and maintenance of, and the providing of required services for, the Building, including, but not limited to, any observatory, beacon(s), broadcasting facilities, luncheon club, athletic or recreational club, child care center, concierge, kiosks, promotions, displays, etc;

(25) costs or expenses for sculpture, paintings or other works of art, including costs incurred with respect to the purchase, ownership, leasing, showing, promotion, securing, repair and/or maintenance of same, other than normal building decorations customary in buildings comparable to the Building;

(26) consulting costs and expenses incurred by Landlord except to the extent same are reasonable and relate exclusively to the management or operation of the Land and/or Building;

(27) costs or expenses for maintenance and repair of the structural portions of the Building, including the roof structure, floor slabs, foundation, structural walls, the electrical transformer and electrical system up to and including the distribution panels, and costs and expenses of replacing (as opposed to repairing or maintaining) all underground utilities, including sewer and water mains;

(28) costs for electrical service provided to the Project (as Tenant is to pay for electrical for the Project to the extent provided in Section 7.3 of the Lease);

(29) costs for janitorial service provided to the Premises at Tenant’s direct cost;

(30) costs for janitorial service provided to the premises of other tenants in the Building;

(31) costs to correct any non-compliance existing as of the date hereof of any Laws at the Project or any portion thereof; and

(32) costs to comply with any requirement under the ADA if such compliance requirement is triggered as a result of improvements to be performed by Landlord for a particular tenant in the Project.

EXHIBIT G

Form of Subordination, Non-Disturbance and Attornment Agreement

RECORDING REQUESTED BY AND

AFTER RECORDING, RETURN TO:

SPACE ABOVE THIS LINE RESERVED FOR RECORDER’S USE

SUBORDINATION, NON-DISTURBANCE

AND ATTORNMENT AGREEMENT

This Subordination, Non-Disturbance and Attornment Agreement (“Agreement”), is made as of this              day of                     , 200     among                                                              , its successors, assigns and affiliates (“Lender”),                                         , a                                          (“Landlord”),                      and                                         , a                                          (“Tenant”).

Background

Lender has made a loan to Landlord in the original principal amount $                     (“Loan”), which is or will be secured by a mortgage, deed of trust or similar security instrument (either, “Security Instrument”) on Landlord’s property described more particularly on Exhibit A attached hereto (“Property”).

Tenant is the present lessee under that certain lease agreement between Landlord and Tenant dated                     , as thereafter modified and supplemented (“Lease”), demising a portion of the Property described more particularly in the Lease (“Leased Space”).

A requirement of the Loan is that Tenant’s Lease be subordinated to the Security Instrument. Landlord has requested Tenant to so subordinate the Lease in exchange for Lender’s agreement not to disturb Tenant’s possession of the Leased Space upon the conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the mutual promises of this Agreement, and intending to be legally bound hereby, the parties hereto agree as follows:

1. Subordination. Subject to the terms hereof, and provided Lender complies with its obligations hereunder, Tenant agrees that the Lease, and all estates, options and rights created under the Lease, hereby are subordinated and made subject to the lien and effect of the Security Instrument, as if the Security Instrument had been executed and recorded prior to the Lease. This Agreement is not intended and shall not be construed to subordinate the Lease to any other liens or instruments other than the Security Instrument.

2. Nondisturbance. Lender agrees that no foreclosure (whether judicial or nonjudicial), deed-in-lieu of foreclosure, or other sale of the Property in connection with enforcement of the Security Instrument or otherwise in satisfaction of the Loan shall operate to terminate the Lease or Tenant’s rights thereunder to possess and use the Leased Space and Tenant shall not be named as a party therein unless Lender is legally required to do so in order to proceed with foreclosure, and in any event any such foreclosure shall be subject to the terms of this Agreement; provided, however, such joinder shall not result in the termination of the Lease or Tenant’s rights thereunder to possess and use the leased space and Lender hereby recognizes Tenant’s rights in and to the Leased Space under the Lease; and the sale of the Property in any such action or proceeding and the exercise by Lender of any of its other rights under the Note, the Security Instrument or any of the other Loan Documents (as defined in the Security Instrument) shall be made subject to all rights of Tenant under the Lease, provided, however, that (a) the term of the Lease has commenced, (b) Tenant is in possession of the Leased Space, and (c) the Lease is in full force and effect and no uncured default exists under the Lease beyond any applicable cure periods under any of the terms, covenants or conditions of the Lease on Tenant’s part to be observed or performed.

3. Attornment. Tenant agrees to attorn to and recognize as its landlord under the Lease each party acquiring legal title to the Property by foreclosure (whether judicial or nonjudicial) of the Security Instrument, deed-in-lieu of foreclosure, or other sale in connection with enforcement of the Security Instrument or otherwise in satisfaction of the Loan (“Successor Owner”). Provided that the conditions set forth in Section 2 above are met at the time Successor Owner becomes owner of the Property, the Lease shall not be terminated or affected thereby but shall continue in full force and effect as a direct lease between Successor Owner and Tenant upon all of the terms, covenants and conditions set forth in the Lease and Successor Owner shall assume and be bound to Tenant to perform the obligations of Landlord under the Lease, and in that event, Tenant agrees to attorn to Successor Owner and Successor Owner by virtue of such acquisition of the Property shall be deemed to have agreed to accept such attornment. Successor Owner shall perform all obligations of the landlord under the Lease arising from and after the date title to the Property is transferred to Successor Owner. In no event, however, will any Successor Owner be: (a) liable for any default, act or omission of any prior landlord under the Lease except that (i) Successor Owner shall not be relieved from the obligation to cure any defaults which are non-monetary and continuing in nature and such that Successor Owner’s failure to cure the same, from and after the date title to the Property is transferred to Successor Owner, would constitute a continuing default under this Lease; (b) subject to any offset or defense which Tenant may have against any prior landlord under the Lease unless such sums are actually received by Successor Owner (it being understood and agreed that Successor Owner shall be subject to any offsets, defenses, abatements or counterclaims first arising under the Lease from and after the date of such acquisition of the Property by Successor Owner); (c) bound by any payment of rent or additional rent made by Tenant to Landlord more than 30 days in advance unless such sums are actually received by Successor Owner; (d) bound by any agreement terminating or amending or modifying the rent, term, commencement date or other material terms of the Lease, made without Lender’s prior written consent prior to the time Successor Owner succeeded to Landlord’s interest or (e) liable for the return of any security deposit or other prepaid charge paid by Tenant under the Lease, except to the extent such amounts were actually received by Successor Owner. Although the foregoing provisions of this Agreement are self-operative, Tenant agrees to execute and deliver to Lender or any Successor Owner such further instruments as Lender or a Successor Owner may from time to time request in order to confirm this Agreement; provided, however, that no such instrument shall increase Tenant’s liability or obligations or decrease Tenant’s rights under this Agreement or the Lease (as modified hereby) other than in de minimis respects. If any liability of Successor Owner does arise pursuant to this Agreement, such liability shall be limited to Successor Owner’s interest in the Property.

4. Rent Payments; Notice to Tenant Regarding Rent Payments. Tenant agrees not to pay rent more than one (1) month in advance unless otherwise specified in the Lease. After written notice is given to Tenant by Lender that Landlord is in default under the Security Instrument and that the rentals under the Lease are to be paid to Lender directly pursuant to the assignment of leases and rents granted by Landlord to Lender in connection therewith (which notice shall include payment instructions for Lender’s account), Tenant shall thereafter pay to Lender all rent and all other amounts due or to become due to Landlord under the Lease. Landlord hereby expressly authorizes Tenant to make such payments to Lender upon reliance on Lender’s written notice (without any inquiry into the factual basis for such notice or any prior notice to or consent from Landlord) and hereby discharges and releases Tenant from all liability to Landlord in connection with Tenant’s compliance with Lender’s written instructions.

5. Lender Opportunity to Cure Landlord Defaults. Tenant agrees that, until the Security Instrument is released by Lender, it will not exercise any remedies under the Lease following a Landlord default without having first given to Lender (a) written notice of the alleged Landlord default and (b) the opportunity to cure such default within the longer of (i) 30 days after the cure period provided under the Lease to Landlord, (ii) 30 days from Landlord’s receipt of Tenant’s notice to Lender of a Landlord default, or (iii) if the cure of such default requires possession of the Property, 30 days after Lender has obtained possession of the Property; provided that, in each case, if such default cannot reasonably be cured within such 30-day period and Lender has diligently commenced to cure such default promptly within the time contemplated by this Agreement, such 30-day period shall be extended for so long as it shall require Lender, in the exercise of due diligence, to cure such default, but, unless the parties otherwise agree, in no event shall the entire cure period be more than 120 days. Tenant acknowledges that Lender is not obligated to cure any Landlord default, but if Lender elects to do so, Tenant agrees to accept cure by Lender as that of Landlord under the Lease and will not exercise any right or remedy under the Lease for a Landlord default. Performance rendered by Lender on Landlord’s behalf is without prejudice to Lender’s rights against Landlord under the Security Instrument or any other documents executed by Landlord in favor of Lender in connection with the Loan.

6. Miscellaneous.

6.1 Notices. All notices and other communications under this Agreement are to be in writing and addressed as set forth below such party’s signature hereto. Default or demand notices shall be deemed to have been duly given upon the earlier of: (i) actual receipt; (ii) one (1) business day after having been timely deposited for overnight delivery, fee prepaid, with a reputable overnight courier service, having a reliable tracking system; (iii) one (1) business day after having been sent by telecopier (with answer back acknowledged) provided an additional notice is given pursuant to (ii); or (iv) three (3) business days after having been deposited in any post office or mail depository regularly maintained by the U.S. Postal Service and sent by certified mail, postage prepaid, return receipt requested, and in the case of clause (ii) and (iv) irrespective of whether delivery is accepted. A new address for notice may be established by written notice to the other parties; provided, however, that no address change will be effective until written notice thereof actually is received by the party to whom such address change is sent.

6.2 Entire Agreement; Modification. This Agreement is the entire agreement between the parties hereto with respect to the subject matter hereof, and supersedes and replaces all prior discussions, representations, communications and agreements (oral or written). This Agreement shall not be modified, supplemented, or terminated, nor any provision hereof waived, except by a written instrument signed by the party against whom enforcement thereof is sought, and then only to the extent expressly set forth in such writing.

6.3 Binding Effect; Joint and Several Obligations. This Agreement is binding upon and inures to the benefit of the parties hereto and their respective heirs, executors, legal representatives, successors, and assigns, whether by voluntary action of the parties or by operation of law.

6.4 Unenforceable Provisions. Any provision of this Agreement which is determined by a court of competent jurisdiction or government body to be invalid, unenforceable or illegal shall be ineffective only to the extent of such determination and shall not affect the validity, enforceability or legality of any other provision, nor shall such determination apply in any circumstance or to any party not controlled by such determination.

6.5 Duplicate Originals; Counterparts. This Agreement may be executed in any number of duplicate originals, and each duplicate original shall be deemed to be an original. This Agreement (and each duplicate original) also may be executed in any number of counterparts, each of which shall be deemed an original and all of which together constitute a fully executed Agreement even though all signatures do not appear on the same document.

6.6 Construction of Certain Terms. Defined terms used in this Agreement may be used interchangeably in singular or plural form, and pronouns shall be construed to cover all genders. Article and section headings are for convenience only and shall not be used in interpretation of this Agreement. The words “herein,” “hereof” and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular section, paragraph or other subdivision; and the word “section” refers to the entire section and not to any particular subsection, paragraph or other subdivision; and “Agreement” and each of the Loan Documents referred to herein mean the agreement as originally executed and as hereafter modified, supplemented, extended, consolidated, or restated from time to time.

6.7 Governing Law. This Agreement shall be interpreted and enforced according to the laws of the State where the Property is located (excluding any choice of law rules that may direct the application of the laws of another jurisdiction).

6.8 Consent to Jurisdiction. Each party hereto irrevocably consents and submits to the exclusive jurisdiction and venue of any state or federal court sitting in the county and state where the Property is located with respect to any legal action arising with respect to this Agreement and waives all objections which it may have to such jurisdiction and venue.

6.9 WAIVER OF JURY TRIAL. TO THE FULLEST EXTENT PERMITTED BY LAW, EACH PARTY HERETO WAIVES AND AGREES NOT TO ELECT A TRIAL BY JURY WITH RESPECT TO ANY ISSUE ARISING OUT OF THIS AGREEMENT.

Having read and intending to be bound by the terms and provisions of this Lease, Landlord and Tenant have signed it as of the Date.

TENANT:	ADEPT TECHNOLOGY, INC., a Delaware corporation

	By:	/s/ John Dulchinos
	Name:	John Dulchinos
	Its:	President & Chief Executive Officer

	By:	/s/ Lisa Cummins
	Name:	Lisa Cummins
	Its:	CFO

LANDLORD:	W GROUP HOLDING III LLC, a California limited liability company

	By:	/s/ Jeffrey M. Woods
	Name:	Jeffrey M. Woods
	Its:	Member

RASAP Franklin, LLC

	By:	/s/ Gabe Arechaederra
	Name:	Gabe Arechaederra
Its:

The authorized officers of Tenant must sign on behalf of the corporation and indicate the capacity in which they are signing. The Lease must be executed by the president or a vice-president and the secretary or an assistant secretary, unless the bylaws or a resolution of the board of directors shall otherwise provide, in which event, the bylaws or a certified copy of the resolution, as the case may be, must be attached to this Lease.